Exhibit 10.1

CREDIT AGREEMENT
Dated as of October 28, 2016
(as amended by Amendment No. 1 to Credit Agreement and Waiver dated as of March 3, 2017 and Amendment No. 2 to Credit Agreement dated as of November 15, 2017)

among
NOBILIS HEALTH CORP.,
as Parent,
NORTHSTAR HEALTHCARE HOLDINGS, INC.,
as Holdings,
NORTHSTAR HEALTHCARE ACQUISITIONS, L.L.C.,
as the Borrower,
THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS LOAN PARTIES,
BBVA COMPASS,
as Administrative Agent, LC Issuing Lender and Swingline Lender,
LEGACYTEXAS BANK,
as Documentation Agent,

and
the other Lenders party hereto

BBVA COMPASS,
as Sole Lead Arranger and Sole Bookrunner

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TABLE OF CONTENTS
Section        Page

ARTICLE I	DEFINITIONS AND INTERPRETIVE PROVISIONS	1
1.1	Defined Terms	1
1.2	Rules of Interpretation	42
1.3	Accounting Terms	43
1.4	Rounding	44
1.5	Times of Day; Rates	44
1.6	Letter of Credit Amounts	44
1.7	Currency Equivalents Generally	44
1.8	Retroactive Adjustments of Applicable Margin	45
1.9	Projections	45
ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS	45
2.1	Term Loans and Revolving Credit Loans	45
2.2	Borrowings, Conversions and Continuations of Loans	46
2.3	Letters of Credit	48
2.4	Swingline Loans	54
2.5	Prepayments	57
2.6	Termination or Reduction of Commitments60
2.7	Repayment of Loans	61
2.8	Interest	61
2.9	Fees	63
2.1	Computation of Interest and Fees	64
2.11	Evidence of Debt	64
2.12	Payments Generally; Administrative Agent’s Clawback	65
2.13	Sharing of Payments by Lenders	66
2.14	Cash Collateral	67
2.15	Defaulting Lenders	68
2.16	Incremental Commitments	71
ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY	73
3.1	Taxes	73
3.2	Illegality	77
3.3	Inability to Determine Rates	78
3.4	Increased Costs; Reserves on Eurodollar Rate Loans	79
3.5	Compensation for Losses	80
3.6	Mitigation Obligations; Replacement of Lenders	81
3.7	Survival	82
ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	82
4.1	Conditions of Initial Credit Extensions	82
4.2	Conditions to All Credit Extensions	85
ARTICLE V	REPRESENTATIONS AND WARRANTIES	86
5.1	Existence, Qualification and Power	86
5.2	Authorization; No Contravention	87
5.3	Governmental Authorization; Other Consents	87
5.4	Binding Effect	87
5.5	Financial Statements; No Material Adverse Effect	87
5.6	Litigation	88
5.7	No Default	88

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5.8	Title to Property; Real Property Matters and Permits	89
5.9	Environmental Compliance	89
5.1	Tax Matters	90
5.11	ERISA Compliance	91
5.12	Ownership of Loan Parties and Subsidiaries	92
5.13	Investment Company Act; Margin Stock	92
5.14	Disclosure	92
5.15	Compliance with Laws	93
5.16	Intellectual Property Matters	93
5.17	Solvency	93
5.18	Casualty, Etc	93
5.19	Anti-Corruption Laws and Sanctions	93
5.2	Labor Matters	94
5.21	Healthcare Matters	94
5.22	Regulated Entities	98
5.23	Deposit Accounts and Other Accounts	98
5.24	Bonding	98
5.25	Status of Parent and Holdings	98
5.26	Brokers’ Fees; Transaction Fees	99
5.27	Use of Proceeds	99
5.28	Swap Contracts	99
ARTICLE VI	AFFIRMATIVE COVENANTS	99
6.1	Financial Statements	99
6.2	Certificates; Other Information	101
6.3	Notices	103
6.4	Payment of Taxes and Other Obligations	105
6.5	Preservation of Existence, Etc	105
6.6	Maintenance of Property	105
6.7	Maintenance of Insurance	105
6.8	Compliance with Laws	106
6.9	Books and Records	106
6.1	Inspection Rights	106
6.11	Use of Proceeds	106
6.12	Additional Subsidiaries and Real Property	106
6.13	Compliance with Environmental Laws	108
6.14	Further Assurances	108
6.15	Compliance with Anti-Corruption Laws and Sanctions	108
6.16	Compliance with Terms of Leaseholds; Landlord Agreements	108
6.17	Material Contracts	109
6.18	Cash Management Systems	109
6.19	Compliance with Health Care Laws	109
6.2	Post-Closing Obligations	110
ARTICLE VII	NEGATIVE COVENANTS	111
7.1	Liens	111
7.2	Indebtedness	113

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7.3	Investments	114
7.4	Fundamental Changes	116
7.5	Dispositions	117
7.6	Restricted Payments	117
7.7	Change in Nature of Business	119
7.8	Transactions with Affiliates	119
7.9	Burdensome Agreements	119
7.1	Use of Proceeds	120
7.11	Financial Covenants	120
7.12	Capital Expenditures	122
7.13	Amendments of Organization Documents	122
7.14	Payments and Modifications of Subordinated Indebtedness	122
7.15	Holding Company Status	122
7.16	OFAC; Patriot Act	123
7.17	Sale-Leasebacks	123
7.18	Hazardous Materials	123
7.19	Amendments to Material Contract	123
7.2	Changes in Accounting, Name and Jurisdiction of Organization	123
7.21	Contingent Obligations	123
ARTICLE VIII	DEFAULT AND REMEDIES	124
8.1	Events of Default	124
8.2	Remedies Upon Event of Default	127
8.3	Application of Funds	127
ARTICLE IX	ADMINISTRATIVE AGENT	129
9.1	Appointment and Authority	129
9.2	Rights as a Lender	129
9.3	Exculpatory Provisions	130
9.4	Reliance by Administrative Agent	131
9.5	Delegation of Duties	131
9.6	Resignation or Removal of Administrative Agent	131
9.7	Non-Reliance on Administrative Agent and Other Lenders	132
9.8	No Other Duties, Etc	133
9.9	Administrative Agent May File Proofs of Claim	133
9.1	Credit Bidding	133
9.11	Collateral and Guaranty Matters	134
9.12	Secured Cash Management Agreements and Secured Hedge Agreements	135
ARTICLE X	MISCELLANEOUS	135
10.1	Amendments, Etc	135
10.2	Notices; Effectiveness; Electronic Communications	137
10.3	No Waiver; Cumulative Remedies; Enforcement	139
10.4	Expenses; Indemnity; Damage Waiver	140
10.5	Payments Set Aside	142
10.6	Successors and Assigns	143
10.7	Treatment of Certain Information; Confidentiality	147
10.8	Right of Setoff	148

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10.9	Survival of Representations and Warranties	149
10.1	Independent Effect of Covenants	149
10.11	Governing Law; Jurisdiction; Etc	149
10.12	WAIVER OF JURY TRIAL	150
10.13	Counterparts; Integration; Effectiveness; Electronic Execution	150
10.14	No Advisory or Fiduciary Responsibility	151
10.15	Severability	151
10.16	USA PATRIOT Act	152
10.17	Keepwell	152
10.18	Inconsistencies with Other Documents	152
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	152

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Exhibit 10.1

ANNEXES

    A    Commitments and Applicable Percentages
B    Mortgage Support Documents
C    Guarantors
D    Term Loan Principal Repayment Schedule
E    Certain Closing Date Subsidiaries

EXHIBITS

Form of
A    Loan Notice
B    Swingline Loan Notice
C-1    Term Note
C-2    Revolving Credit Note
D    Compliance Certificate
Assignment and Assumption
F    United States Tax Compliance Certificate

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Exhibit 10.1

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of October 28, 2016, by and among NORTHSTAR HEALTHCARE ACQUISITIONS, L.L.C., a Delaware limited liability company (the “Borrower”), NOBILIS HEALTH CORP., a British Columbia corporation (the “Parent”), NORTHSTAR HEALTHCARE HOLDINGS, INC., a Delaware corporation (“Holdings”), the other Persons party hereto that are designated as a “Loan Party”, each lender from time to time party hereto (each a “Lender” and, collectively, the “Lenders”) and COMPASS BANK (in its individual capacity, “Compass Bank”) in its capacity as Administrative Agent, LC Issuing Lender and Swingline Lender.
The Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the LC Issuing Lender has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETIVE PROVISIONS
1.1    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Loan Party or any Subsidiary thereof (a) acquires assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person (whether through purchase of assets, merger or otherwise) or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which have ordinary voting power for the election of the board of directors or equivalent governing body (other than Equity Interests having such power only by reason of the happening of a contingency that has not occurred).
“Administrative Agent” means Compass Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address as set forth in Section 10.2, or such other address as the Administrative Agent hereafter may designate by written notice to the Borrower and the Lenders.

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Exhibit 10.1

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form provided by the Administrative Agent to the Lenders or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement.
“Amendment No. 2” means that certain Amendment No. 2 to Credit Agreement dated as of the Amendment No. 2 Effective Date.
“Amendment No. 2 Effective Date” means November 15, 2017, the effective date of Amendment No. 2.
“Anti-Corruption Laws” means, collectively, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and all other similar anti-corruption legislation in other jurisdictions.
“Applicable Margin” means (a) with respect to the Revolving Credit Facility and the Term A Loan Facility, 3.75% per annum for Base Rate Loans and 4.75% per annum for Eurodollar Rate Loans, (b) with respect to the Term B Loan Facility, 5.75% per annum for Base Rate Loans and 6.75% per annum for Eurodollar Rate Loans, (c) 4.75% for LC Fees, and (d) 0.375% per annum for the Commitment Fee.
“Applicable Percentage” means (a) in respect of either Term Loan Facility, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the sum of the aggregate unused Term Loan Commitments under such Term Loan Facility plus the outstanding Term Loans under such Term Loan Facility represented by the sum of such Lender’s unused Term Loan Commitment under such Term Loan Facility plus such Lender’s outstanding Term Loan under such Term Loan Facility at such time and (b) in respect of the Revolving Credit Facility, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Lender to make Loans and the obligation of the LC Issuing Lender to make LC Credit Extensions have been terminated pursuant to Section 8.2, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving

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Exhibit 10.1

effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Annex A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Revolving Credit Percentage” means, with respect to any Lender at any time, such Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arizona Acquisition” means the acquisition of the Target pursuant to the Purchase Agreement.
“Arranger” means BBVA Compass, in its capacity as sole lead arranger and sole bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, as to any Person at a particular time, (a) in respect of any Capitalized Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of such Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
“Availability” means, as of any date of determination, the amount by which (a) the Revolving Credit Commitment exceeds (b) the aggregate outstanding principal balance of Revolving Credit Exposure.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

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Exhibit 10.1

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Compass Bank as its “prime rate”, and (c) the Eurodollar Rate for an Interest Period of one month (taking into account the floor provided in the last sentence of the definition of “Eurodollar Rate”) plus 1.00%. The “prime rate” is a rate set by Compass Bank based upon various factors including Compass Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Compass Bank shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means any Loan (other than a Swingline Loan) that bears interest based on the Base Rate.
“Baseline Financial Statements” means (a) the audited annual consolidated financial statements of Parent and its Subsidiaries for fiscal years ended December 31, 2014 and December 31, 2015, (b) the most recent interim unaudited consolidated financial statements of Parent and its Subsidiaries prepared in accordance with GAAP (subject to year-end adjustments and footnotes) together with a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year and discussing the reasons for any significant variations, (c) with respect to the Target and its Subsidiaries, historical audited annual consolidated financial statements for fiscal year ended December 31, 2015, and (d) the interim unaudited consolidated financial statements of the Target and its Subsidiaries for the fiscal quarter ended June 30, 2016 and the fiscal quarter ending September 30, 2016, prepared in accordance with GAAP (subject to year-end adjustments and footnotes) together with a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year and discussing the reasons for any significant variations.
“BBVA Compass” means Compass Bank, doing business as BBVA Compass.
“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.
“Borrower Materials” has the meaning assigned to such term in Section 10.2(d)(i).
“Borrowing” means a Revolving Credit Borrowing, a Swingline Borrowing or a Term Loan Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or

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Exhibit 10.1

the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), but excluding Capital Expenditures constituting (i) payments in respect of Capitalized Leases and Capital Expenditures financed by other Indebtedness permitted under Section 7.2, (ii) the amount constituting Capital Expenditures (including Capital Leases) expended in connection with Permitted Acquisitions, and (iii) Capital Expenditures made with Net Cash Proceeds (other than the Net Cash Proceeds of any revolving Indebtedness).
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuing Lender or the Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and the LC Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the LC Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Loan Party free and clear of all Liens (other than Permitted Liens):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

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Exhibit 10.1

(c)    commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and
(d)    Investments, classified in accordance with GAAP as current assets of Parent or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including purchasing card), electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.
“CCP” has the meaning assigned to such term in Section 6.24(c).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code, or a partnership one or more partners of which is a controlled foreign corporation under Section 957 of the Code.
“CFC Debt” means intercompany loans, Indebtedness or receivables owed or treated as owed by one or more Foreign Subsidiaries.
“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program.

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Exhibit 10.1

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    at any time, Parent shall fail to own one hundred percent (100%) of the Equity Interests of Holdings free and clear of all Liens, rights, options, warrants or other similar agreements or understanding, other than Liens in favor of Administrative Agent;
(b)    at any time, Holdings shall fail to own one hundred percent (100%) of the Equity Interests of the Borrower free and clear of all Liens, rights, options, warrants or other similar agreements or understanding, other than Liens in favor of Administrative Agent;
(c)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) Dr. Donald Kramer, his immediate family members, and his and their heirs, and trusts that are under the control of any of the foregoing, (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the Equity Interests of Parent entitled to vote in the election of members of the board of directors (or equivalent governing body) of Parent, or (iii) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (1) who were members of that board or equivalent governing body on the first day of such period, (2) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (3) whose election or nomination to that board or other equivalent

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Exhibit 10.1

governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(d)    there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Equity Interests in excess of $3,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating Parent or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.
“Closing Date” means the date of satisfaction or waiver of all of the conditions in Section 4.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all of the property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Pledge Agreement, the Mortgages and all of the other mortgages (if any), collateral assignments, account control agreements, landlord waivers, collateral access agreements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent that create or purport to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.
“Commitment Fee” has the meaning assigned to such term in Section 2.9(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDAR minus (b) Consolidated Rental Expense.
“Consolidated EBITDAR” means, for any period, subject to Section 1.3(c), for Parent and its Subsidiaries on a consolidated basis, without duplication, an amount equal to (a) Consolidated

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Exhibit 10.1

Net Income for such period plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) Consolidated Rental Expense, (v) reasonable and documented transaction costs, fees and out-of-pocket expenses incurred in connection with this Agreement and the Loan Documents that are paid on or before the 90th day after the Closing Date (or such later date as may be approved in writing by Administrative Agent in its sole discretion) in a maximum amount not to exceed $5,000,000, (vi) reasonable and documented costs, fees, and out-of-pocket expenses incurred in connection with Permitted Acquisitions (whether consummated or not) that are paid on or before the 90th day after the closing (or termination date, if not consummated) of such transaction (or such later date as may be approved in writing by Administrative Agent in its sole discretion) in a maximum amount not to exceed ten percent (10%) of Consolidated EBITDAR (calculated before any addbacks under this clause (vi)), and (vii) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated EBITDAR for the most recently completed period of four consecutive fiscal quarters of Parent less (ii) the sum of (x) Capital Expenditures made during such period and (y) Federal, state, local and foreign income taxes paid in cash during such period (other than (A) any amount of such taxes paid on behalf of any third-party, to the extent that any Loan Party is reimbursed for any such amount by such third-party and (B) any amount of such taxes that are returned or refunded by any applicable Governmental Authority to any Loan Party) to (b) Consolidated Fixed Charges plus Consolidated Rental Expense, in each case of Parent and its Subsidiaries on a consolidated basis for such period.
“Consolidated Fixed Charges” means, for any period, for Parent and its Subsidiaries on a consolidated basis, without duplication, the sum of: (a) Consolidated Interest Charges paid or payable in cash, (b) scheduled principal payments with respect to Indebtedness (without giving effect to any reduction of such scheduled principal payments due hereunder or under any other Indebtedness due to voluntary prepayments of the Term Loans pursuant to Section 2.5(a) or any voluntary prepayments of any other such Indebtedness), and (c) Restricted Payments (excluding Permitted Tax Distributions and Restricted Payments made pursuant to Section 7.6(a)(ii)) made to owners of Equity Interests other than Restricted Payments made to the Borrower or a Subsidiary or payable solely in the common stock or other common Equity Interests of such Person.
“Consolidated Funded Indebtedness” means, as of any date of determination, for Parent and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations

90731114_8

Exhibit 10.1

hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct non-contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (including earnouts, but excluding trade accounts payable in the Ordinary Course of Business), (e) all Attributable Indebtedness, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Parent or any Subsidiary and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Parent or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Parent or such Subsidiary or for which Parent or a Subsidiary is not legally obligated (by contract or otherwise) to repay.
“Consolidated Interest Charges” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date plus six times Consolidated Rental Expense of Parent and its Subsidiaries for the most recently completed period of four consecutive fiscal quarters of Borrower to (b) Consolidated EBITDAR for the most recently completed period of four consecutive fiscal quarters of Borrower.
“Consolidated Modified Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated EBITDAR for the most recently completed period of four consecutive fiscal quarters of Parent less (ii) the sum of (x) Capital Expenditures made during such period and (y) Federal, state, local and foreign income taxes paid in cash during such period (other than (A) any amount of such taxes paid on behalf of any third-party, to the extent that any Loan Party is reimbursed for any such amount by such third-party and (B) any amount of such taxes that are returned or refunded by any applicable Governmental Authority to any Loan Party) to (b) Consolidated Modified Fixed Charges plus Consolidated Rental Expense, in each case of Parent and its Subsidiaries on a consolidated basis for such period.
“Consolidated Modified Fixed Charges” means, for any period, for Parent and its Subsidiaries on a consolidated basis, without duplication, the sum of: (a) Consolidated Interest Charges paid or payable in cash, (b) scheduled principal payments with respect to Indebtedness

90731114_8

Exhibit 10.1

(without giving effect to any reduction of such scheduled principal payments due hereunder or under any other Indebtedness due to voluntary prepayments of the Term Loans pursuant to Section 2.5(a) or any voluntary prepayments of any other such Indebtedness) other than (i) Subordinated Indebtedness in the nature of seller notes or earnouts constituting Permitted Acquisition Consideration and (ii) to the extent constituting Indebtedness, obligations to fund escrow or working capital accounts incurred in connection with Permitted Acquisitions, and (c) Restricted Payments (excluding Permitted Tax Distributions and Restricted Payments made pursuant to Section 7.6(a)(ii)) made to owners of Equity Interests other than Restricted Payments made to the Borrower or a Subsidiary or payable solely in the common stock or other common Equity Interests of such Person.
“Consolidated Net Income” means, for any period, the net income (or loss) of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP for such period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income (if positive) of any Subsidiary for such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income (i) is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order or Law applicable to such Subsidiary (other than any restriction contained under this Agreement) or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, (c) subject to Section 1.3 (and without duplication), any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Parent or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Parent as described in clause (b) of this proviso), (d) subject to Section 1.3 (and without duplication), any income (or loss) for such period of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (c) and (e) any gain or loss from the Disposition of any property to a Person that is not a Loan Party or a Subsidiary (other than the sale of inventory in the Ordinary Course of Business) during such period.
“Consolidated Rental Expense” means, for the relevant measurement period, all rental expense of Parent and its Subsidiaries due and payable during such measurement period, determined on a consolidated basis, incurred under any rental agreements or leases with respect to real property locations, other than any rental expense in respect of any Capitalized Leases and Synthetic Lease Obligations and non-cash deferred rental expense; provided that with respect to that certain Sublease Agreement by and between SH Operating, LLC and Perimeter Road Surgical Hospital, LLC effective as of November 1, 2015, so long as such lease functions as an operating lease but is treated under GAAP as a Capitalized Lease solely because the lease payments thereof are above fair market

90731114_8

Exhibit 10.1

value, only the portion of payments under such lease that represents an amount over fair market value shall constitute a Capitalized Lease obligation (and the balance shall constitute Consolidated Rental Expense).
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any rate contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Collateral constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so Guaranteed or supported.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an LC Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

90731114_8

Exhibit 10.1

“Default Rate” means (a) when used with respect to Obligations, other than LC Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2.00% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.00% per annum and (b) when used with respect to LC Fees, a rate equal to the Applicable Margin plus 2.00% per annum.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the LC Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the LC Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (e) becomes the subjection of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive

90731114_8

Exhibit 10.1

and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)), and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, the LC Issuing Lender, the Swingline Lender and each other Lender.
“Disclosed Litigation” has the meaning set forth in Section 5.6.
“Disclosure Schedules” means those schedules referenced herein and in the other Loan Documents separately delivered to the Administrative Agent and the Lenders on or at any time after the Closing Date (including the updated schedules delivered to the Administrative Agent and the Lenders on the Amendment No. 2 Effective Date in connection with the consummation of Amendment No. 2).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, and including Permitted Physician Equity Transfers) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States and is not a Foreign Subsidiary pursuant to clause (b) or (c) of such definition.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

90731114_8

Exhibit 10.1

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).
“Elite Acquisition” means the acquisition of the Elite Targets pursuant to the Elite Purchase Agreements.
“Elite Purchase Agreements” means, collectively, (i) that certain Membership Interest Purchase Agreement, dated as of November 15, 2017, by and among Parent, Northstar Healthcare Surgery Center – Houston, LLC, Elite Ambulatory Surgery Centers, LLC and those Persons identified as “Sellers” on Exhibit A attached thereto, providing for the purchase of a portion of the membership interests of Elite Center for Minimally Invasive Surgery LLC, (ii) that certain Membership Interest Purchase Agreement, dated as of November 15, 2017, by and among Parent, Northstar Healthcare Surgery Center – Houston, LLC, Elite Ambulatory Surgery Centers, LLC and those Persons identified as “Sellers” on Exhibit A attached thereto, providing for the purchase of a portion of the membership interests of Houston Metro Ortho and Spine Surgery Center LLC, (iii) that certain Membership Interest Purchase Agreement, dated as of November 15, 2017, by and among Parent, Northstar Healthcare Surgery Center – Houston, LLC, Elite Ambulatory Surgery Centers, LLC and those Persons identified as “Sellers” on Exhibit A attached thereto, providing for the purchase of a portion of the membership interests of Elite Sinus Spine and Ortho LLC and (iv) that certain Membership Interest Purchase Agreement, dated as of November 15, 2017, by and among Parent, Northstar Healthcare Surgery Center – Houston, LLC, Elite Ambulatory Surgery Centers, LLC and those Persons identified as “Sellers” on Exhibit A attached thereto, providing for the purchase of a portion of the membership interests of Elite Hospital Management LLC.
“Elite Targets” means (a) Elite Center for Minimally Invasive Surgery LLC, (b) Houston Metro Ortho and Spine Surgery Center LLC, (c) Elite Sinus Spine and Ortho LLC and (d) Elite Hospital Management LLC.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, release or threat of release of Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary thereof directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release or

90731114_8

Exhibit 10.1

threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of any Loan party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate or (i) a failure any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

90731114_8

Exhibit 10.1

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as determined by Reuters Page LIBOR01 (or on any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) (“LIBOR”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR as determined by Reuters Page LIBOR01 (or on any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;
provided that to the extent a successor or substitute rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. The Administrative Agent does not warrant, nor accept responsibility for, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to, the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto. Notwithstanding the foregoing, if the Eurodollar Rate (as used for any purpose) shall be less than 1.00%, such rate shall be deemed 1.00% for purposes of this Agreement.
“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of the Eurodollar Rate.
“Event of Default” has the meaning assigned to such term in Section 8.1.
“Excess Cash Flow” means, for any fiscal year, the excess (if any) of:

90731114_8

Exhibit 10.1

(a)    Consolidated EBITDA for such fiscal year plus the decrease, if any, in current assets (other than cash and Cash Equivalents) minus current liabilities from the beginning to the end of such fiscal year;
over
(b)    the sum (for such fiscal year), without duplication, of:
(i)    any changes in fair value of warrant and stock option derivative liabilities, to the extent included in any component of the calculation of Consolidated EBITDAR;
(ii)    Consolidated Interest Charges actually paid in cash by Parent and its Subsidiaries;
(iii)    repayments of Term Loans (other than voluntary prepayments of Term Loans made pursuant to Section 2.5(a)(i)) and permanent repayments of other Indebtedness (including under this Agreement) made in cash by Parent and its Subsidiaries, but only to the extent that the Indebtedness so repaid by its terms cannot be reborrowed or redrawn and such repayments do not occur in connection with a refinancing of all or any portion of such Indebtedness;
(iv)    the amount of all taxes (including penalties and interest) paid in cash by Parent and its Subsidiaries;
(v)    Capital Expenditures actually made in cash by Parent and its Subsidiaries, except to the extent financed with the proceeds of Indebtedness for borrowed money (other than any Revolving Credit Loan), equity issuances, casualty proceeds, condemnation proceeds, or other proceeds not included in the calculation of Consolidated EBITDAR;
(vi)    cash consideration paid to make Permitted Acquisitions and Investments permitted under this Agreement, except to the extent financed with the proceeds of Indebtedness for borrowed money (other than any Revolving Credit Loan), equity issuances, casualty proceeds, condemnation proceeds, or other proceeds not included in the calculation of Consolidated EBITDAR;
(vii)    cash consideration paid during such period to make any Restricted Payment (including any Permitted Tax Distribution), except to the extent financed with the proceeds of Indebtedness for borrowed money (other than any Revolving Credit Loan), equity issuances, casualty proceeds, condemnation proceeds, or other proceeds not included in the calculation of Consolidated EBITDAR;
(viii)    transaction costs, fees, and out-of-pocket expenses incurred in connection with this Agreement and the other Loan Documents (to the extent added back to any component in the calculation of Consolidated EBITDAR);

90731114_8

Exhibit 10.1

(ix)    transaction costs, fees, and out-of-pocket expenses incurred in connection with any Permitted Acquisition, whether or not consummated (to the extent added back to any component in the calculation of Consolidated EBITDAR);
(x)    increase, if any, in current assets (other than cash and Cash Equivalents) minus current liabilities from the beginning to the end of such fiscal year;
(xi)    any premium, make-whole, or penalty payments actually paid in cash by Parent and its Subsidiaries that are made in connection with any prepayment of Indebtedness;
(xii)    any net non-cash gains on Dispositions by Parent and its Subsidiaries (other than Dispositions in the ordinary course of business) to the extent included in the calculation of Consolidated EBITDAR;
(xiii)    earn-outs paid in cash by Parent and its Subsidiaries; and
(xiv)    fees paid in cash to directors (to the extent not already excluded or deducted in determining Consolidated EBITDAR).
“Excluded Permitted Physician Equity Transfer” means any Permitted Physician Equity Transfer (a) that is effectuated as the issuance of Equity Interests of a Subsidiary with respect to which the investing physician operates, (b) with respect to which the payment for such investment by such physician is made directly to such Subsidiary and (c) with respect to which no portion of the proceeds thereof are distributed or otherwise paid or transferred by such Subsidiary (whether by Restricted Payment or otherwise) to Parent or any other Subsidiary of Parent.
“Excluded Subsidiary” means, any Subsidiary that is not wholly owned, directly or indirectly, by Parent, Holdings and/or another wholly-owned Subsidiary of Parent and/or Holdings, and which is prohibited from guaranteeing the Obligations by its Organization Documents or an equityholders (or similar) agreement without the consent of the other equityholders of such Subsidiary, but in each case only so long as both (a) such limitation is not entered into in anticipation, or for the primary purpose, of making such Subsidiary an Excluded Subsidiary and (b) such consent has not been obtained (with the Parent and Holdings agreeing to use commercially reasonable efforts to obtain such consent upon request of the Administrative Agent).
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for, the guarantee of such Loan Party of or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined

90731114_8

Exhibit 10.1

after giving effect to Section 10.17 and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the liability for or the guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(g) and (d) any U.S. Federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” means that certain Credit Agreement dated as of March 31, 2015, by and among the Borrower, Holdings, Parent, certain other loan parties party thereto, Healthcare Financial Solutions, LLC, as agent, and a syndicate of lenders.
“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person from proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), or condemnation awards (and payments in lieu thereof).
“Facility” means a Term Loan Facility or the Revolving Credit Facility, as the context may require.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

90731114_8

Exhibit 10.1

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Compass Bank on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” means the letter agreement, dated as of September 26, 2016, between the Borrower and Compass Bank.
“First Tier Foreign Subsidiary” means any Subsidiary that is a CFC and the Equity Interests of which are owned directly by any Loan Party.
“Flood Requirement Satisfaction” means, with respect to any parcel of owned real property to be subject to a Mortgage, (a) the delivery to the Administrative Agent and each Lender of a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such parcel of owned real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party relating to such parcel of owned real property Property), (b) maintenance, if available, of fully paid flood hazard insurance on all such owned real property that is located in a special flood hazard area from such providers and on such terms and in such amounts as required by Flood Disaster Protection Act, The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent or any Lender and (c) delivery to the Administrative Agent of evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and each Lender.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

90731114_8

Exhibit 10.1

“Foreign Subsidiary” means any Subsidiary that is either (a) organized under the laws of any jurisdiction other than a political subdivision of the United States, (b) a FSHCO or (c) a Subsidiary organized under the laws of any political subdivision of the United States that is a direct or indirect Subsidiary of a Subsidiary described in either clause (a) or (b) of this definition.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the LC Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“FSHCO” means any Domestic Subsidiary all or substantially all of the assets of which consist of Equity Interests in one or more CFCs or CFC Debt.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Payor” means, as applicable, any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), in which any Loan Party or any Subsidiary of a Loan Party participates, and includes Medicare, Medicaid, TRICARE, CHAMPVA, and any “state health care program” as defined in 42 U.S.C. 42 U.S.C. §1320a-7(h).
“Governmental Payor Program” means any payment or reimbursement program sponsored or maintained by any Governmental Payor, in which any Loan Party or any Subsidiary of a Loan Party participates.

90731114_8

Exhibit 10.1

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means each Person identified on Annex C attached hereto and any other Person that guarantees any Obligations from time to time.
“Guaranty and Security Agreement” means the Guaranty and Security Agreement dated as of the Closing Date by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, as supplemented from time to time by the execution and delivery of joinders and other documents pursuant to Section 6.12 or otherwise.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Health Care Laws” means all Requirements of Law relating to (a) fraud and abuse (including without limitation the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. § 1395nn and §1395(q)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a

90731114_8

Exhibit 10.1

and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare, Medicaid, CHAMPVA, TRICARE or other Third Party Payor Programs or Governmental Payor Programs; (c) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (d) the provision of, or payment for, health care services, items or supplies; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) the practice of medicine and other health care professions or the organization of medical or professional entities; (j) fee-splitting prohibitions; (k) requirements for maintaining Federal, state and local tax-exempt status of any Loan Party or any Subsidiary of any Loan Party; (l) charitable trusts or charitable solicitation laws; (m) health planning or rate-setting laws, including laws regarding certificates of need and certificates of exemption; (n) certificates of operations and authority; (o) laws regulating the provision of free or discounted care or services; and (p) any and all other applicable Federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
“Health Care Permits” means all permits, licenses, registrations, certificates or orders, qualifications, authorizations, consents, accreditations, rights, authorizations, approvals and other rights required by any Governmental Authority or other Person that are applicable to health care service providers, which shall include all Medicare, Medicaid and TRICARE provider agreements, certificates of need, certifications, governmental licenses, health care licenses, permits, regulatory agreements or and approved provider status in any Third Party Payor Program or Governmental Payor Program in which any Loan Party or any Subsidiary of any Loan Party participates.
“Hedge Bank” means any Person that, (a) at the time it enters into a Swap Contract with a Loan Party permitted under Article VII, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Swap Contract with a Loan Party, in each case in its capacity as a party to such Swap Contract.
“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b), and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.
“Holdings” has the meaning assigned to such term in the introductory paragraph hereto.

90731114_8

Exhibit 10.1

“Incremental Commitment” has the meaning assigned to such term in Section 2.16(a).
“Incremental Commitment Amendment” has the meaning assigned to such term in Section 2.16(d).
“Incremental Effective Date” has the meaning assigned to such term in Section 2.16(e).
“Incremental Lender” has the meaning assigned to such term in Section 2.16(c).
“Incremental Loan” has the meaning assigned to such term in Section 2.16(a).
“Incremental Term Loan” has the meaning assigned to such term in Section 2.16(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or Contingent Obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    all net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (including earnouts but excluding trade accounts payable in the Ordinary Course of Business and not more than 90 days past due);
(e)    all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

90731114_8

Exhibit 10.1

(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Person is not otherwise legally obligated to make payment thereon. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For all purposes hereof, the amount of any earnout or similar obligation of any Person shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 10.4(b).
“Information” has the meaning assigned to such term in Section 10.7.
“Intellectual Property” means all intellectual and similar property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan or Swingline Loan, the last Business Day of each calendar quarter and the Maturity Date of the Facility under which such Loan was made (with Swingline Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six months (and subject to availability to all applicable Lenders, twelve months or less) thereafter as selected by the Borrower in its Loan Notice; provided that:

90731114_8

Exhibit 10.1

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Investment” means, as to any Person, any direct or indirect (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. All Acquisitions shall constitute Investments.
“IRS” means the United States Internal Revenue Service.
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LC Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Revolving Credit Percentage.
“LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the LC Issuing Lender.

90731114_8

Exhibit 10.1

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been (a) reimbursed on the date when made or (b) refinanced as a Revolving Credit Borrowing.
“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, extension of the expiry date thereof or the increase of the amount thereof.
“LC Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect for the Revolving Credit Facility.
“LC Fee” has the meaning assigned to such term in Section 2.9(b)(i).
“LC Issuer Documents” means with respect to any Letter of Credit, the LC Application, and any other document, agreement and instrument entered into by the LC Issuing Lender and the Borrower (or any Subsidiary) or in favor of the LC Issuing Lender and relating to such Letter of Credit.
“LC Issuing Lender” means, as the context may require, (a) Compass Bank, in its capacity as issuer of Letters of Credit hereunder, and (b) any other Lender that may become an LC Issuing Lender pursuant to Section 2.3(g) or (i), with respect to Letters of Credit issued by such Lender. References to “the LC Issuing Lender” hereunder shall be deemed to mean the LC Issuing Lenders individually or collectively, and to each LC Issuing Lender or the applicable LC Issuing Lender, as applicable.
“LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Drawn Amounts, including all LC Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6.
“LC Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the aggregate Revolving Credit Commitments. The LC Sublimit is part of, and not in addition to, the aggregate Revolving Credit Commitments.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swingline Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender hereafter may designate by written notice to the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender

90731114_8

Exhibit 10.1

or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder.
“Licensed Personnel” means any Person (including any physician) involved in the delivery of health care or medical items, services, or supplies, employed or retained by any Loan Party or any Subsidiary of any Loan Party.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means a Term Loan, a Revolving Credit Loan or a Swingline Loan, as the context may require.
“Loan Documents” means, collectively, this Agreement, the Notes, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, the Guaranty and Security Agreement, the Collateral Documents, any Subordination Agreements, the Fee Letter, the LC Issuer Documents, and all documents delivered to Administrative Agent and/or any Lender in connection with any of the foregoing.
“Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent, appropriately completed and signed by a Senior Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower, Holdings, Parent, and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Acquisition” means a Permitted Acquisition for which the Permitted Acquisition Consideration is equal to or greater than $20,000,000.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities (actual or contingent), condition (financial

90731114_8

Exhibit 10.1

or otherwise) of Parent and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Contract” means each contract the failure of which to be in effect would have a material adverse effect on the business, financial condition or operations, in each case, of the Parent and its Subsidiaries on a consolidated basis.
“Material Real Property” means any fee-owned real property of any Loan Party (or any Subsidiary that is required to become a Loan Party) that has a fair market value in excess of $3,500,000, and any leased real property of any Loan Party (or any Subsidiary that is required to become a Loan Party) the failure of which to be in effect would have a material adverse effect on the business, financial condition, or operations in each case of the Parent and its Subsidiaries on a consolidated basis.
“Maturity Date” means (a) with respect to the Revolving Credit Facility, October 28, 2021, (b) with respect to the Term A Loan Facility, October 28, 2021 and (c) with respect to the Term B Loan Facility, November 15, 2022; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides Federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.
“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.
“Minimum Cash Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the LC Issuing Lender with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all LC Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the LC Issuing Lender in their sole discretion.

90731114_8

Exhibit 10.1

“MIRE Event” means any increase, extension or renewal of any Commitment (including pursuant to Section 2.16), or the addition of any new commitment hereunder.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means any mortgage, deed of trust, deed to secure debt or equivalent document now or hereafter encumbering any fee estate or leasehold interest in favor of the Administrative Agent for the benefit of the Secured Parties, as security for any of the Obligations, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Mortgage Support Documents” means, with respect to any real property subject to (or required to be subject to) a Mortgage, the deliveries and documents described on Annex B.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions or to which any Loan Party or any ERISA Affiliate has any liability (contingent or otherwise).
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means:
(a)    with respect to any Disposition by any Loan Party or any Subsidiary thereof, or any Extraordinary Receipt received or paid to the account of any Loan Party or any Subsidiary thereof, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred such Loan Party or such Subsidiary in connection with such transaction, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds, and (D) any amount of Extraordinary Receipts required to be paid to any landlord under a lease that is the subject to the event resulting in such Extraordinary Receipt.

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Exhibit 10.1

(b)    with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any Subsidiary thereof, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.
“Non-Guarantor Subsidiary” means any Subsidiary of Parent that is not a Loan Party.
“Note” means a Term Loan Note or a Revolving Credit Note, as the context may require.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or

90731114_8

Exhibit 10.1

notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).
“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date and (b) with respect to any LC Obligations on any date, the amount of such LC Obligations on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Drawn Amounts.
“Parent” has the meaning assigned to such term in the introductory paragraph hereto.
“Participant” has the meaning assigned to such term in Section 10.6(d).
“Participant Register” has the meaning assigned to such term in Section 10.6(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of

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Exhibit 10.1

the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate has any liability (contingent or otherwise) and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permits” means, with respect to any Person, any permit, approval, consent, authorization, license, registration, accreditation, certificate, certification, certificate of need, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation, all Health Care Permits.
“Permitted Acquisition” means (i) the Arizona Acquisition (so long as the first closing date thereunder occurs on or prior to the Closing Date), (ii) the Elite Acquisition and (iii) any other Acquisition that (solely with respect to this clause (iii)) meets all of the following requirements:
(a)    no less than ten Business Days prior to the proposed closing date of such Acquisition (or such later date as may be approved by the Administrative Agent in its sole discretion), the Borrower shall have delivered written notice of such Acquisition to the Administrative Agent, which notice shall include the proposed closing date of such Acquisition;
(b)    the lines of business of the Person or line of business, division or business unit to be acquired in such Acquisition shall be, or the assets to be acquired in such Acquisition shall be used in, a line of business permitted to be engaged in by the Loan Parties and their respective Subsidiaries pursuant to the terms of this Agreement;
(c)    on the closing date of such Acquisition, no Default shall have occurred and be continuing either before or after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;
(d)    no less than five Business Days prior to the proposed closing date of such Acquisition (or such later date as may be approved by the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent a Compliance Certificate evidencing that prior to and after giving effect to such Acquisition (calculated on a Pro Forma Basis pursuant to Section 1.3(c)) (i) the Consolidated Leverage Ratio shall not exceed 3.50 to 1.00, (ii) both the Consolidated Fixed Charge Coverage Ratio and the Consolidated Modified Fixed Charge Coverage Ratio shall be greater than or equal to the

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Exhibit 10.1

respective levels required under Section 7.11(b), and (iii) liquidity (including cash and Cash Equivalents subject to a first priority perfected Lien in favor of Administrative Agent, and Availability under the Revolving Facility) shall be greater than or equal to $3,000,000;
(e)    no less than three Business Days prior to the proposed closing date of such Acquisition (or such later date as may be approved by the Administrative Agent in its sole discretion), the Borrower, in each case to the extent requested by the Administrative Agent, (i) shall have delivered to the Administrative Agent copies of final or substantially final versions of all material documents entered into (or to be entered into) in connection with such Acquisition, which shall be in form and substance reasonably satisfactory to the Administrative Agent, (ii) shall have delivered to, or made available for inspection by, the Administrative Agent complete or substantially complete copies of all material financial information (including, if received by a Loan Party under an acquisition document, a quality of earnings report with respect to the proposed target of such Acquisition), and (iii) in the case of a proposed Permitted Acquisition with respect to which the Permitted Acquisition Consideration equals or exceeds $30,000,000, and to the extent received or available to Parent or the relevant acquiring Subsidiary, shall have delivered to the Administrative Agent copies of all material contracts, all material customer lists, all material supply agreements and all other material information relating to such Acquisition, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent;
(f)    such Acquisition shall not be a “hostile” Acquisition;
(g)    any earnouts or similar deferred or Contingent Obligations of any Loan Party in connection with such Acquisition shall be subordinated to the Obligations in a manner and to the extent reasonably satisfactory to the Administrative Agent; provided that such subordination shall not require such earn-outs to be paid or payable only if the Termination Date has occurred;
(h)    the Borrower shall have delivered to the Administrative Agent a certificate of a Senior Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the closing date of such Acquisition; and
(i)    with respect to any Acquisition which is closing during the 2017 fiscal year, Required Lender approval and consent (such approval and consent not to be unreasonably withheld or delayed).
“Permitted Acquisition Consideration” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of the Loan Parties or any Subsidiary of a Loan Party to be transferred in connection with such Acquisition, (b) the amount of any cash and fair market value of other

90731114_8

Exhibit 10.1

property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Loan Parties or any Subsidiary of a Loan Party in connection with such Acquisition, (d) all additional purchase price amounts in the form of earnouts and other Contingent Obligations that should be recorded on the financial statements of Parent and its Subsidiaries in accordance with GAAP in connection with such Acquisition, (e) all amounts paid in respect of covenants not to compete and consulting agreements that should be recorded on the financial statements of Parent and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition and (f) the aggregate fair market value of all other consideration given by any Loan Party or any of its Subsidiaries of a Loan Party in connection with such Acquisition. For purposes of determining the Permitted Acquisition Consideration for any transaction, the Equity Interests of any Loan Party or any Subsidiary of a Loan Party shall be valued in accordance with GAAP.
“Permitted Liens” means Liens permitted pursuant to Section 7.1.
“Permitted Physician Equity Transfers” means any transfer (whether by Disposition or through the issuance of Equity Interests in a new or existing Subsidiary) in the Ordinary Course of Business of non-controlling minority Equity Interests in any Subsidiary of the Borrower to licensed physicians who are directly involved in the daily operations of such Subsidiary so long as (a) no Event of Default shall exist at the time of such transfer or would result therefrom, (b) the aggregate fair market value of all such Equity Interests transferred during any fiscal year does not exceed an amount equal to five percent (5%) of Consolidated EBITDAR calculated on a Pro Forma Basis as of the end of the most recent fiscal quarter for which Administrative Agent has received a Compliance Certificate and (c) the aggregate fair market value of all such Equity Interests transferred during any fiscal year in Subsidiaries that are not Loan Parties shall not exceed $1,000,000.
“Permitted Tax Distributions” means:
(a)    for any taxable period in which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of Borrower is the common parent (a “Tax Group”), distributions by Borrower to such direct or indirect parent of Borrower to pay Federal, foreign, state and local income Taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and the Subsidiaries would have been required to pay as a stand-alone Tax Group, reduced by any portion of such income Taxes directly paid by the Borrower or any of its Subsidiaries; or

90731114_8

Exhibit 10.1

(b)    with respect to any taxable year (or portion thereof) with respect to which the Borrower is a partnership or disregarded entity for U.S. Federal income tax purposes, distributions to the Borrower’s direct owner(s) in an aggregate amount equal to the product of (i) the net taxable income of the Borrower for such taxable year (or portion thereof), reduced by any cumulative net taxable loss with respect to all prior taxable years (or portions thereof) beginning after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the taxable year in question (or portion thereof) and (ii) the highest combined marginal Federal and applicable state and/or local income tax rate (taking into account, to the extent applicable, the deductibility of state and local income taxes for U.S. Federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any direct owner (or, if a direct owner is a pass-through entity, indirect owner) of the Borrower for the taxable year in question (or portion thereof).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, as supplemented from time to time by the execution and delivery of joinders and other documents pursuant to Section 6.12 or otherwise.
“Pro Forma Basis” means, for purposes of giving effect to any Specified Transaction (actual or proposed) for any period, that such Specified Transaction shall be deemed to have occurred as of the first day of such period and:
(a)    all income statement items (whether positive or negative) attributable to the property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Permitted Acquisition shall be included; provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable

90731114_8

Exhibit 10.1

to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact);
(b)    interest accrued during such period on, and the principal of, any Indebtedness repaid in connection with such Specified Transaction shall be excluded;
(c)    any Indebtedness incurred or assumed in connection with such Specified Transaction shall be deemed to have been incurred as of the first day of such period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results for such period; and
(d)    non-recurring costs, extraordinary expenses and other pro forma adjustments (including anticipated cost savings and other synergies) attributable to such Specified Transaction may be included to the extent that such costs, expenses or adjustments (i) are reasonably expected to be realized within 12 months of such Specified Transaction as set forth in reasonable detail in a certificate of a Senior Officer of Parent delivered to the Administrative Agent, (ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable and expected to have a continuing impact on the operations of Parent and its Subsidiaries and (iii) are either (A) permitted as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933 or (B) represent less than 15% of Consolidated EBITDA (determined without giving effect to this clause (d)) in the aggregate; provided that the foregoing costs, expenses, adjustments, cost savings and other synergies shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a), (b) or (c) above.
“Public Lender” has the meaning assigned to such term in Section 10.2(d)(ii).
“Purchase Agreement” means that certain Amended and Restated Purchase Agreement dated as of October 28, 2016 by and among Parent, Borrower, Arizona Center for Minimally Invasive Surgery, LLC, an Arizona limited liability company, L. Philipp Wall, M.D., P.C., an Arizona professional corporation, Arizona Vein & Vascular Center, LLC, an Arizona limited liability company, and L. Philipp Wall, a resident of the State of Arizona.
“Qualified ECP Guarantor” means, in respect of any liability for, guarantee of or security interest securing any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant liability for, guarantee of or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify

90731114_8

Exhibit 10.1

as an “eligible contract participant” at such time under § 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) the LC Issuing Lender or (d) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, as applicable.
“Register” has the meaning assigned to such term in Section 10.6(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Repricing Transaction” means (a) the prepayment, refinancing, substitution or replacement of all or a portion of the Term B Loans with the proceeds of the incurrence by any Loan Party or any Subsidiary of loans or other similar borrowings that, in any such case, are broadly marketed or syndicated to banks or institutional investors (but expressly excluding Indebtedness incurred pursuant to the issuance of bonds, debentures or similar debt instruments) having an effective interest cost (determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors (to the extent exceeding the then prevailing interest rate otherwise applicable), upfront or similar fees or original issue discount (“OID”) shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or fees of a similar nature payable in connection therewith) that is less than the effective interest cost (as reasonably determined by the Administrative Agent on a consistent basis) of such Term B Loans, or (b) any amendment or modification to this Agreement resulting in the Term B Loans having a lower effective interest cost (as reasonably determined by the Administrative Agent on a consistent basis) than the effective interest cost (as reasonably determined by the Administrative Agent on a consistent basis) in effect immediately prior to such amendment or modification (other than as a result of no longer applying the Default Rate); provided that any event or transaction described in clause (a) or (b) above that results in the payment in full of the then Outstanding Amount of all Term B Loans and is undertaken either (A) in connection with a Change of Control or (B) to consummate a material acquisition or transaction not otherwise permitted hereunder (including any acquisition that does not meet any of

90731114_8

Exhibit 10.1

the requirements under the definition of “Permitted Acquisition” and is not otherwise a permitted Investment hereunder), shall not in any such case constitute a “Repricing Transaction” hereunder.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an LC Credit Extension, a LC Application and (c) with respect to a Swingline Loan, a Swingline Loan Notice.
“Required Lenders” means (a) at any time there are two or fewer Lenders, each Lender, and (b) at any time there are three or more Lenders, at least three Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Revolving Credit Lenders” means, at any time, at least two Revolving Credit Lenders having Revolving Credit Commitments (or, if the aggregate Revolving Credit Commitments have been terminated, Revolving Credit Exposure) representing more than 50% of the Revolving Credit Commitments (or, if the aggregate Revolving Credit Commitments have been terminated, Revolving Credit Exposure) of all Lenders. The Revolving Credit Commitment or the Revolving Credit Exposure, as the case may be, of any Defaulting Lender shall be disregarded in determining Required Revolving Credit Lenders at any time.
“Required Term A Loan Lenders” means, at any time, at least two Term A Loan Lenders having unused Term A Loan Commitments and/or outstanding Term A Loans representing more than 50% of the unused Term A Loan Commitments and/or outstanding Term A Loans of all Term A Lenders. The unused Term A Loan Commitment and/or outstanding Term A Loan of any Defaulting Lender shall be disregarded in determining Required Term A Loan Lenders at any time.
“Required Term B Loan Lenders” means, at any time, at least two Term B Loan Lenders having unused Term B Loan Commitments and/or outstanding Term B Loans representing more than 50% of the unused Term B Loan Commitments and/or outstanding Term B Loans of all Term B Lenders. The unused Term B Loan Commitment and/or outstanding Term B Loan of any Defaulting Lender shall be disregarded in determining Required Term B Loan Lenders at any time.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

90731114_8

Exhibit 10.1

“Revolving Credit Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of all Revolving Credit Commitments pursuant to Section 2.6 and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the LC Issuing Lender to make LC Credit Extensions pursuant to Section 8.2.
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.1(b).
“Revolving Credit Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), (b) purchase participations in LC Obligations and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Annex A under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and its participation in LC Obligations and Swingline Loans at such time.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.1(b).
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or Revolving Credit Exposure at such time.
“Revolving Credit Loan” has the meaning assigned to such term in Section 2.1(b).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans or Swingline Loans, as the case may be, of such Revolving Credit Lender, substantially in the form of Exhibit C-2.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including Crimea Cuba, Iran, North Korea, Sudan and Syria).

90731114_8

Exhibit 10.1

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the LC Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Senior Officer” means, with respect to any Loan Party, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of such Loan Party, any other officer of such Loan Party as hereafter may be designated by written notice by such Loan Party to the Administrative Agent (so long as such officer is reasonably acceptable to the Administrative Agent) and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1, the secretary or any assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Senior Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Senior Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Specified Disposition” means any Disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of the Borrower or any division, business unit, product line or line of business of Parent or any Subsidiary thereof.

90731114_8

Exhibit 10.1

“Specified Transaction” means (a) any Specified Disposition, (b) any Permitted Acquisition, (c) any Restricted Payment made pursuant to Section 7.6(d), (d) the incurrence or assumption of Indebtedness in connection with any of the events described in clauses (a) through (c) above or pursuant to Section 2.16, as the context may require, and (e) any Permitted Physician Equity Transfer.
“Social Security Act” means the Social Security Act of 1965.
“Solvent” and “Solvency” mean, with respect to any Person and its Subsidiaries on a consolidated basis, on any date of determination, that on such date (a) the fair value of the property of such Person and its Subsidiaries is greater than the total amount of liabilities, including contingent liabilities, of such Persons, (b) the present fair salable value of the assets of such Person and its Subsidiaries is not less than the amount that will be required to pay the probable liability of such Persons on their debts as they become absolute and matured, (c) such Person and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond such Persons’ ability to pay such debts and liabilities as they mature, (d) such Person and its Subsidiaries are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ property would constitute an unreasonably small capital and (e) such Person and its Subsidiaries are able to pay its debts and liabilities, Contingent Obligations and other commitments as they mature in the Ordinary Course of Business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subordination Agreement” means each subordination or intercreditor agreement from time to time entered into pursuant to this Agreement, each as amended, modified, restated or supplemented from time to time.
“Subordinated Indebtedness” means any Indebtedness of any Loan Party or any Subsidiary of any Loan Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Administrative Agent.
“Subordinated Indebtedness Documents” means all documents governing the Subordinated Indebtedness, including any notes or note agreements, in each case, in form and substance satisfactory to Administrative Agent.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or

90731114_8

Exhibit 10.1

indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.4.
“Swingline Lender” means Compass Bank in its capacity as the lender of Swingline Loans hereunder, or any successor Swingline Lender hereunder.
“Swingline Loan” has the meaning assigned to such term in Section 2.4(a).

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Exhibit 10.1

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.4(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent, appropriately completed and signed by a Senior Officer of the Borrower.
“Swingline Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the aggregate Revolving Credit Commitments. The Swingline Sublimit is part of, and not in addition to, the aggregate Revolving Credit Commitments.
“Synthetic Debt” means, as to any Person at a particular time, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means, as to any Person at a particular time, the monetary obligation of such Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” means, Arizona Center for Minimally Invasive Surgery, LLC, an Arizona limited liability company, L. Philipp Wall, M.D., P.C., an Arizona professional corporation, Arizona Vein & Vascular Center, LLC, an Arizona limited liability company.
“Tax Affiliate” means, (a) Borrower and each of its Subsidiaries, (b) each other Loan Party and (c) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary tax returns.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term A Loans” means, collectively, the term loans advanced on the Closing Date pursuant Section 2.1(a)
“Term B Loans” means, collectively, the term loans advanced pursuant to the Term B Loan Facility on the Amendment No. 2 Effective Date.
“Term Loans” means, collectively, the Term A Loans and the Term B Loans, or either of them, as the context may indicate.

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Exhibit 10.1

“Term A Loan Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Loan Lenders pursuant to Section 2.1(a) or otherwise.
“Term B Loan Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Loan Lenders pursuant to Amendment No. 2 or otherwise.
“Term Loan Borrowing” means, individually or collectively as the context may indicate, a Term A Loan Borrowing or a Term B Loan Borrowing.
“Term A Loan Commitment” means, as to each Term A Loan Lender, its obligation to make a single Term A Loan to the Borrower pursuant to Section 2.1(a) on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name on Annex A under the caption “Term A Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term B Loan Commitment” means, as to each Term B Loan Lender, its obligation to make a single Term B Loan to the Borrower pursuant to Amendment No. 2 on the Amendment No. 2 Effective Date in a principal amount not to exceed the amount set forth opposite such Lender’s name on Annex A under the caption “Term B Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term Loan Commitment” means, as to each Lender, its Term A Loan Commitment or its Term B Loan Commitment, as applicable.
“Term A Loan Facility” means the term loan facility established pursuant to Section 2.1(a).
“Term B Loan Facility” means the Incremental Term Loan facility established pursuant to Amendment No. 2.
“Term Loan Facility” means, individually or collectively as the context may indicate, the Term A Loan Facility and the Term B Loan Facility.
“Term A Loan Lender” means, at any time, any Lender that has a Term A Loan Commitment, all or a portion of which is unused, or an outstanding Term A Loan at such time.
“Term B Loan Lender” means, at any time, any Lender that has a Term B Loan Commitment, all or a portion of which is unused, or an outstanding Term B Loan at such time.

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Exhibit 10.1

“Term Loan Lender” means, at any time, any Term A Lender or Term B Lender. Each reference to Term Loan Lender hereunder shall, as the context may require, mean the applicable Term Loan Lenders with respect to the applicable Term Loan Facility.
“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the Term Loan of such Term Loan Lender, substantially in the form of Exhibit C‑1.
“Termination Date” means the date on which (a) all Obligations (other than (i) contingent claims that have not been asserted and (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements either with respect to which either (x) notice has not been provided to the Administrative Agent as provided in Section 9.12 or otherwise herein or (y) such notice has been provided but arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank have been made) have been paid in full in cash, (b) all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the LC Issuing Lender shall have been made) have been terminated or expired and (c) the Aggregate Commitments have been terminated.
“Third Party Payor” means any Governmental Payor, commercial insurance company, managed care plans, and any other person or entity which presently or in the future maintains Third Party Payor Programs.
“Third Party Payor Authorizations” means all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program, including all Medicare and Medicaid participation agreements.
“Third Party Payor Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which any Loan Party or any Subsidiary or a Loan Party participates.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swingline Loans and LC Obligations.
“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

90731114_8

Exhibit 10.1

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Drawn Amount” has the meaning assigned to such term in Section 2.3(c)(i).
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.1(g)(ii)(B)(3).
“Withholding Agent” means Parent and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Rules of Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any

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Exhibit 10.1

Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, Disclosure Schedules and Annexes shall be construed to refer to Articles and Sections of, and Exhibits, Disclosure Schedules and Annexes to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Article and Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.3    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, and in a manner consistent with that used in preparing the Parent’s financial statements ending December 31, 2015. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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Exhibit 10.1

(c)    Making Calculations on a Pro Forma Basis. When calculating the Consolidated Leverage Ratio for any day in order to determine compliance with the financial maintenance covenants set forth in Section 7.11 or in order to determine the Applicable Margin, such calculation shall be made on a Pro Forma Basis with respect to each Specified Transaction that has occurred since the first day of the relevant period through the day for which the Consolidated Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio or the Consolidated Modified Fixed Charge Coverage Ratio is being calculated. When calculating the Consolidated Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio or the Consolidated Modified Fixed Charge Coverage Ratio in connection with any proposed Specified Transaction requiring satisfaction of an incurrence test, such calculation shall be made (i) as of the last day of the most recently ended period of four consecutive fiscal quarters of Parent for which financial statements are available and (ii) on a Pro Forma Basis with respect to the proposed Specified Transaction and each other Specified Transaction that has occurred since the first day of such period through the day on which the proposed Specified Transaction is to be consummated.
1.4    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.5    Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.6    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any LC Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.7    Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.7, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such

90731114_8

Exhibit 10.1

determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
1.8    Retroactive Adjustments of Applicable Margin. If any financial statement or Compliance Certificate delivered pursuant to Section 6.1(a) or (b) or Section 6.2(a) is shown to be inaccurate (as a result of any restatement of, or other adjustment to, any financial statement or for any other reason), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period and (c) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent, for the account of the applicable Lenders or the LC Issuing Lender, as the case may be, the accrued additional interest and fees, as the case may be, owing as a result of such increased Applicable Margin for such Applicable Period. Nothing in this Section 1.8 shall limit the rights of the Administrative Agent, any Lender or the LC Issuing Lender, as the case may be, under this Agreement or any other Loan Document (including rights under Section 2.3(c)(iii), 2.8(b) or 2.9(b) or under Article VIII). The Borrower’s obligations under this Section 1.8 shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
1.9    Projections. The Secured Parties hereby acknowledge and agree that references to projections in the Loan Documents are subject to the following terms: projections as to future events (i) are not to be viewed as facts and the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and (ii) are not a guarantee of performance. The Loan Parties agree that all projections supplied to the Secured Parties shall represent Parent’s best good faith estimate of future financial performance and are based on assumptions believed by Parent to be fair and reasonable in light of current market conditions at the time such projections are supplied.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.1    Term Loans and Revolving Credit Loans.
(a)    Term Loan Borrowing. Subject to the terms and conditions set forth herein, (i) each Term A Loan Lender severally agrees to make a single loan to the Borrower on the Closing Date and (ii) each Term B Loan Lender severally agrees to make a single loan to the Borrower on the

90731114_8

Exhibit 10.1

Amendment No. 2 Effective Date (pursuant to the terms of this Agreement as amended by Amendment No. 2), in each case in an amount not to exceed such Term Loan Lender’s Term Loan Commitment with respect to the applicable Term Loan Facility. Each Term Loan Borrowing shall consist of Term Loans made simultaneously by the Term Loan Lenders in accordance with their respective Applicable Percentage of the applicable Term Loan Facility. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b)    Revolving Credit Borrowing. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time on any Business Day during the Revolving Credit Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitments and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1(b), prepay under Section 2.5 and reborrow under this Section 2.1(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.2    Borrowings, Conversions and Continuations of Loans.
(a)    Each Term Loan Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent in the form of a Loan Notice, which notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Except as otherwise agreed by the Administrative Agent and except in connection with any automatic conversion or continuation provided in this Section 2.2(a), each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.3(c) and 2.4(c), except as otherwise agreed by the Administrative Agent and except in connection with any automatic conversion or continuation provided in this Section 2.2(a), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Term Loan Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of

90731114_8

Exhibit 10.1

the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) in the case of Term Loans, the applicable Term Loan Facility of such requested Borrowing, conversion or continuation. If the Borrower fails to specify a Type of Loan in a Loan Notice for Revolving Credit Loans or if the Borrower fails to give a timely notice requesting a conversion or continuation of Revolving Credit Loans, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. If the Borrower fails to give a timely notice requesting a conversion or continuation of a Term Loan that is a Eurodollar Rate Loan, then (x) if no Default has then occurred and is continuing, the applicable Term Loan shall be continued as a Eurodollar Rate Loan with an Interest Period of three months and (y) if a Default has then occurred and is continuing, the applicable Term Loan shall be converted to a Base Rate Loan.  Any such automatic conversion or continuation of Eurodollar Rate Loans referred to in either of the immediately two preceding sentences shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of three months. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurodollar Rate Loan. Notwithstanding the foregoing, if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.
(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.2(a). In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received

90731114_8

Exhibit 10.1

available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Compass Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date a Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are LC Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such LC Borrowings, and second, shall be made available to the Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, (i) no Revolving Credit Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Credit Lenders, (ii) no Term A Loan may be requested as, converted to or continued as a Eurodollar Rate Loan without the consent of the Required Term A Loan Lenders and (iii) no Term B Loan may be requested as, converted to or continued as a Eurodollar Rate Loan without the consent of the Required Term B Loan Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Compass Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Term A Loan Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than two Interest Periods in effect in respect of the Term A Loan Facility. After giving effect to all Term B Loan Borrowings, all conversions of Term B Loans from one Type to the other, and all continuations of Term B Loans as the same Type, there shall not be more than two Interest Periods in effect in respect of the Term B Loan Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Revolving Credit Facility.
(f)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
2.3    Letters of Credit.

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Exhibit 10.1

(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) the LC Issuing Lender agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.3, from time to time on any Business Day during the period from the Closing Date until the LC Expiration Date, to issue Letters of Credit for the account of any Loan Party and amend or extend, as applicable, Letters of Credit previously issued by it, in each case in accordance with Section 2.3(b) and (B) each Revolving Credit Lender severally agrees to participate in Letters of Credit issued for the account of any Loan Party and any drawings thereunder; provided that after giving effect to any LC Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment and (z) the Outstanding Amount of the LC Obligations shall not exceed the LC Sublimit. Each request by the Borrower for the issuance or amendment or extension, as applicable, of a Letter of Credit shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    Each Letter of Credit shall (A) be denominated in Dollars in a minimum amount of $100,000, (or such lesser amount as agreed to by the LC Issuing Lender and the Administrative Agent), (B) expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one year periods pursuant to the terms of the LC Application or other documentation acceptable to the LC Issuing Lender), which date shall be no later than the LC Expiration Date, unless such Letter of Credit is Cash Collateralized in an amount not less than the Minimum Cash Collateral Amount and (C) be subject to the ISP98 as set forth in the LC Application or as determined by the LC Issuing Lender and, to the extent not inconsistent therewith, the Laws of the State of New York.
(iii)    The LC Issuing Lender shall not be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuing Lender from issuing such Letter of Credit, or any Law applicable to the LC Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuing Lender shall prohibit, or request that the LC Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose

90731114_8

Exhibit 10.1

upon the LC Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which the LC Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the LC Issuing Lender as of the Closing Date and that the LC Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuing Lender applicable to letters of credit generally and (C) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)    The LC Issuing Lender shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the LC Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the LC Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and LC Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the LC Issuing Lender with respect to such acts or omissions and (B) as additionally provided herein with respect to the LC Issuing Lender.
(b)    Procedures for Issuance and Amendment of Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the LC Issuing Lender (with a copy to the Administrative Agent) in the form of a LC Application, appropriately completed and signed by a Senior Officer of the Borrower. Such LC Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the LC Issuing Lender, by personal delivery or by any other means acceptable to the LC Issuing Lender. Such LC Application must be received by the LC Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the LC Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such LC Application shall specify, in a manner satisfactory to the LC Issuing Lender, the details required by the LC Issuing Lender, including (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) the purpose and nature of the requested Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such LC Application shall

90731114_8

Exhibit 10.1

specify, in a manner satisfactory to the LC Issuing Lender, the details required by the LC Issuing Lender, including (A) the Letter of Credit to be amended, (B) the proposed date of amendment thereof (which shall be a Business Day) and (C) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the LC Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any LC Issuer Documents, as the LC Issuing Lender or the Administrative Agent may require.
(ii)    Promptly after receipt of any LC Application, the LC Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such LC Application from the Borrower and, if not, the LC Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the LC Issuing Lender has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the LC Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of any Loan Party or enter into the applicable amendment, as the case may be, in each case in accordance with the LC Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the LC Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the LC Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    The LC Issuing Lender shall notify the Borrower and the Administrative Agent upon its receipt from the beneficiary of any Letter of Credit of any notice of a drawing thereunder. Not later than 11:00 a.m. on the date of any drawing paid by the LC Issuing Lender under a Letter of Credit (each such date, an “LC Honor Date”), the Borrower shall reimburse the LC Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the LC Issuing Lender by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the LC Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Drawn Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit

90731114_8

Exhibit 10.1

Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the LC Honor Date in an amount equal to the Unreimbursed Drawn Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.2(a) and (b). Any notice given by the LC Issuing Lender or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Revolving Credit Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the LC Issuing Lender at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Drawn Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the LC Issuing Lender.
(iii)    With respect to any Unreimbursed Drawn Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.2(a) and (b) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the LC Issuing Lender an LC Borrowing in the amount of the Unreimbursed Drawn Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the LC Issuing Lender pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.
(iv)    Until each Revolving Credit Lender funds its Revolving Credit Loan or LC Advance pursuant to this Section 2.3(c) to reimburse the LC Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the LC Issuing Lender.
(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or LC Advances to reimburse the LC Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment,

90731114_8

Exhibit 10.1

defense or other right which such Lender may have against the LC Issuing Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2(a) and (b). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the LC Issuing Lender for the amount of any payment made by the LC Issuing Lender under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the LC Issuing Lender, any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), then, without limiting the other provisions of this Agreement, the LC Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the LC Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the LC Issuing Lender in accordance with banking industry rules on interbank compensation. If such Lender pays such amount (with interest), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or LC Advance in respect of the relevant LC Borrowing, as the case may be. A certificate of the LC Issuing Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.3(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the LC Issuing Lender has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.3(c), if the Administrative Agent receives for the account of the LC Issuing Lender any payment in respect of the related Unreimbursed Drawn Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the LC Issuing Lender pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 10.5 (including pursuant to any settlement entered into by the LC Issuing Lender in its discretion), each Revolving Credit Lender shall pay to the

90731114_8

Exhibit 10.1

Administrative Agent for the account of the LC Issuing Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this subsection (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the LC Issuing Lender for each drawing under each Letter of Credit and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the LC Issuing Lender and the Revolving Credit Lenders shall not be responsible for, and the obligation of the Borrower to reimburse the LC Issuing Lender for each drawing under each Letter of Credit and to repay each LC Borrowing shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The LC Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by the LC Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the LC Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the LC Issuing Lender, the Administrative Agent or any of their respective Related Parties to the Borrower. The responsibility of the LC Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.
(f)    Conflict with LC Issuer Documents. In the event of any conflict between the terms hereof and the terms of any LC Issuer Document, the terms hereof shall control.
(g)    Resignation as LC Issuing Lender. Any Lender may at any time resign from its role as LC Issuing Lender hereunder upon not less than 30 days’ prior notice to the Borrower and the

90731114_8

Exhibit 10.1

Administrative Agent (or such shorter period of time as may be acceptable to the Borrower and the Administrative Agent). In the event of any such resignation as LC Issuing Lender, the Borrower shall be entitled to appoint from among the Revolving Credit Lenders a successor LC Issuing Lender hereunder; provided that (i) no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as LC Issuing Lender and (ii) no Revolving Credit Lender shall be obligated to accept such appointment as LC Issuing Lender. The resigning LC Issuing Lender shall retain all the rights, powers, privileges and duties of the LC Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuing Lender and all LC Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Drawn Amounts pursuant to Section 2.3(c)), but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit. Upon the appointment of a successor LC Issuing Lender, such successor shall (A) succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuing Lender and (B) issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuing Lender to effectively assume the obligations of the retiring LC Issuing Lender with respect to such Letters of Credit.
(h)    Letters of Credit Issued for Loan Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Loan Party, the Borrower shall be obligated to reimburse the LC Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Loan Party inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Loan Party.
(i)    Additional LC Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Revolving Credit Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Revolving Credit Lender designated as an issuing bank pursuant to this paragraph (i) shall be deemed to be an “LC Issuing Lenders” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other LC Issuing Lender and such Lender.
2.4    Swingline Loans.
(a)    Swingline Borrowing. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.4, may in its sole discretion make loans (each such loan, a “Swingline Loan”) to the

90731114_8

Exhibit 10.1

Borrower from time to time on any Business Day during the Revolving Credit Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and LC Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that (i) after giving effect to any Swingline Loan, (A) the Total Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitments at such time and (B) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.4, prepay under Section 2.5 and reborrow under this Section 2.4. Each Swingline Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swingline Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swingline Loan.
(b)    Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable written notice to the Swingline Lender and the Administrative Agent in the form of a Swingline Loan Notice, which such notice (i) must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date and (ii) shall specify the amount to be borrowed (which shall be a minimum of $100,000) and the requested borrowing date (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (i) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.4(a) or (ii) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.
(c)    Refinancing of Swingline Loans.

90731114_8

Exhibit 10.1

(i)    The Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.2(a) and (b). The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.4(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.
(ii)    If for any reason any Swingline Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.4(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation. If such Lender pays such amount (with interest), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender

90731114_8

Exhibit 10.1

(through the Administrative Agent) with respect to any amounts owing under this subsection (iii) shall be conclusive absent manifest error.
(iv)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 4.2(a) and (b). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swingline Lender.
(ii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.5 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Credit Lender shall pay to the Swingline Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.4 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swingline Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swingline Lender.

90731114_8

Exhibit 10.1

(f)    Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.
(g)    Resignation as Swingline Lender. Any Lender may at any time resign from its role as Swingline Lender hereunder upon not less than 30 days’ prior notice to the Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the Borrower and the Administrative Agent). In the event of any such resignation as Swingline Lender, the Borrower shall be entitled to appoint from among the Revolving Credit Lenders a successor Swingline Lender hereunder; provided that (i) no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as Swingline Lender and (ii) no Revolving Credit Lender shall be obligated to accept such appointment as Swingline Lender. The resigning Swingline Lender shall retain all the rights, powers, privileges and duties of the Swingline Lender hereunder with respect to all Swingline Loans outstanding as of the effective date of its resignation as Swingline Lender (including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.4(c)). Upon the appointment of a successor Swingline Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender.
2.5    Prepayments.
(a)    Optional.
(i)    Term Loans and Revolving Credit Loans. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to any date of prepayment of Base Rate Loans, (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Facility to be prepaid, the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility, subject to Section 2.15). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued

90731114_8

Exhibit 10.1

interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5. Each prepayment of any outstanding Term Loans pursuant to this Section 2.5(a) shall be applied to the principal repayment installments thereof as directed by the Borrower. Subject to Section 2.15, each prepayment pursuant to this Section 2.5(a) shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(ii)    Swingline Loans. The Borrower may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    Mandatory.
(i)    Excess Total Revolving Credit Outstandings. If for any reason the Total Revolving Credit Outstandings at any time exceed the aggregate Revolving Credit Commitments at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swingline Loans and LC Borrowings and/or Cash Collateralize the LC Obligations (other than the LC Borrowings) in the manner set forth in subsection (vii)(B) below in an aggregate amount equal to such excess.
(ii)    Dispositions. If any Loan Party or any Subsidiary thereof Disposes of any property pursuant to Section 7.5(i) or (j) (other than any Excluded Permitted Physician Equity Transfer) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall make mandatory prepayments in the manner set forth in subsection (vii) below in an amount equal to 100% of such Net Cash Proceeds within three Business Days following receipt thereof by such Person; provided that, with respect to any Net Cash Proceeds realized under a Disposition described in this subsection (ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest up to $5,000,000 in each Fiscal Year of such Net Cash Proceeds in operating assets so long as within 180 days (or such longer period of time approved by the Administrative Agent in its sole discretion) after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further that, with

90731114_8

Exhibit 10.1

respect to any Net Cash Proceeds not so reinvested, the Borrower shall promptly make mandatory prepayments as set forth in this subsection (ii).
(iii)    Extraordinary Receipts. Upon any Extraordinary Receipt being received by, or paid to or for the account of, any Loan Party or any Subsidiary thereof (to the extent not otherwise included in Section 2.5(b)(ii) or (iv)), the Borrower shall make mandatory prepayments in the manner set forth in subsection (vii) below in an amount equal to 100% of all Net Cash Proceeds received therefrom within three Business Days following receipt thereof by such Person; provided that, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such Extraordinary Receipt payments), and so long as no Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply up to $5,000,000 in each Fiscal Year within 180 days (or such longer period of time approved by the Administrative Agent in its sole discretion) after the receipt of such Net Cash Proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided further that, with respect to any Net Cash Proceeds not so applied, the Borrower shall promptly make mandatory prepayments as set forth in this subsection (iii).
(iv)    Issuance of Indebtedness. Upon the incurrence or issuance by any Loan Party or any Subsidiary thereof of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.2), the Borrower shall make mandatory prepayments in the manner set forth in subsection (vii) below in an amount equal to 100% of all Net Cash Proceeds received therefrom promptly upon receipt thereof by such Person; provided that the making of such prepayment shall not cure or waive any Event of Default that might otherwise result from the incurrence or issuance of any such Indebtedness.
(v)    [RESERVED].
(vi)    Excess Cash Flow. Within five Business Days following the delivery of the financial statements pursuant to Section 6.1(a) for any fiscal year (commencing with the fiscal year ending December 31, 2017), the Borrower shall make mandatory prepayments in the manner set forth in subsection (vii) below in an amount equal to the excess (if any) of (A) (i) fifty percent (50%) of Excess Cash Flow if the Consolidated Leverage Ratio as of the last day of such fiscal year is greater than or equal to 2.00 to 1.00, (ii) twenty-five percent (25%) of Excess Cash Flow if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.00 to 1.00 and greater than or equal to 1.50 to 1.00, or (iii) zero percent (0%) of Excess Cash Flow if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 1.50 to 1.00 over (B) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.5(a)(i).
(vii)    Application of Mandatory Prepayments.

90731114_8

Exhibit 10.1

(A)    Each prepayment made pursuant to the foregoing provisions of this Section 2.5(b) (other than Section 2.5(b)(i)) shall be applied, first, to the Term Loan Facilities (pro rata between them) and to the principal repayment installments of each Term Loan Facility on a pro-rata basis and, second, to the Revolving Credit Facility in the manner set forth in subsection (vii)(B) below.
(B)    Prepayments of the Revolving Credit Facility made pursuant to this Section 2.5(b) (including Section 2.5(b)(i)) shall be applied, first, ratably to the LC Borrowings and the Swingline Loans, second, ratably to the outstanding Revolving Credit Loans and, third, to the Cash Collateralization of the remaining LC Obligations (in each case, without any corresponding reduction in the aggregate Revolving Credit Commitments).
(C)    Subject to Section 2.15, each prepayment pursuant to this Section 2.5(b) shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(viii)    Notwithstanding anything to the contrary contained in Section 2.5(b)(ii), (iii) or (iv), to the extent attributable to a Disposition, Extraordinary Receipt or incurrence or issuance of Indebtedness by a Non-Guarantor Subsidiary that is not wholly-owned (directly or indirectly) by a Loan Party, no prepayment (or a portion thereof) required under Section 2.5(b)(ii), (iii) or (iv) shall be made if such prepayment (or portion thereof, or any distribution to permit such payment), at the time it is required to be made, is subject to material permissibility restrictions under the Organization Documents, or a Contractual Obligation with the minority owner, of such Non-Guarantor Subsidiary, provided that the Loan Parties and their Subsidiaries shall make commercially reasonable efforts with respect to such limitations (including using commercially reasonable efforts to obtain the consent of the relevant minority owner) to make such prepayment (or portion thereof) in accordance therewith. Notwithstanding anything in the preceding sentence to the contrary, in the event either (x) the limitations or restrictions described therein cease to apply to any prepayment (or portion thereof) required under Section 2.5(b) or (y) the relevant Non-Guarantor Subsidiary makes a Restricted Payment or other distribution or payment to a Loan Party or a Subsidiary that is not subject to such restriction, the Borrower shall make such required prepayment (giving effect to the relevant baskets and reinvestment provisions) in full.
(c)    Call Protection. In the event that, on or prior to the date that is six months after the Amendment No. 2 Effective Date, a Repricing Transaction occurs, the Borrower shall pay to the Administrative Agent (i) in the case of a Repricing Transaction described in clause (a) of the definition thereof, for the ratable account of each of the applicable Term B Loan Lenders a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, refinanced, substituted or replaced and (ii) in the case of a Repricing Transaction described in clause

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Exhibit 10.1

(b) of the definition thereof, for the ratable account of each of the non-consenting Term B Loan Lenders to the amendment, a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans of such non-consenting Term B Loan Lender outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.
2.6    Termination or Reduction of Commitments.
(a)    Optional. Upon notice to the Administrative Agent, the Borrower may terminate, or from time to time permanently reduce, the aggregate Revolving Credit Commitments, the LC Sublimit or the Swingline Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the aggregate Revolving Credit Commitments, (B) the LC Sublimit if, after giving effect thereto, the Outstanding Amount of LC Obligations not fully Cash Collateralized hereunder would exceed the LC Sublimit or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Swingline Sublimit.
(b)    Mandatory. Any unused portion of the aggregate Term A Loan Commitments shall be automatically and permanently terminated on the date of the Term A Loan Borrowing, and any unused portion of the aggregate Term B Loan Commitments shall be automatically and permanently terminated on the date of the Term B Loan Borrowing.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the aggregate Revolving Credit Commitments, the LC Sublimit or the Swingline Sublimit under this Section 2.6. Upon any reduction of the aggregate Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the applicable Facility accrued until the effective date of any termination of the aggregate Commitments thereunder shall be paid on the effective date of such termination.
2.7    Repayment of Loans.
(a)    Term Loans. The Borrower shall repay to the applicable Term Loan Lenders the aggregate principal amount of the applicable Term Loan as set forth in Annex D (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.5); provided that the final repayment installment of each applicable Term Loan

90731114_8

Exhibit 10.1

Facility shall be repaid on the Maturity Date for such Term Loan Facility and in any event shall be in an amount equal to the aggregate principal, interest, fees and other amounts outstanding under such Term Loan Facility on such date.
(b)    Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(c)    Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date 10 Business Days after such Swingline Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
2.8    Interest.
(a)    Interest Rate Generally. Subject to the provisions of Section 2.8(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)    Default Rate.
(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in the foregoing subsections (i) and (ii)), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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Exhibit 10.1

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest Payment Dates. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    Maximum Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
2.9    Fees.
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender, a commitment fee (the “Commitment Fee”) equal to the Applicable Margin times the actual daily amount by which the aggregate Revolving Credit Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of LC Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the aggregate Revolving Credit Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Revolving Credit Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on December 30, 2016, and on the last day of the Revolving Credit Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders in accordance with their respective Applicable Revolving Credit Percentages, subject to adjustment as provided in Section 2.15.
(b)    Fees Related to Letters of Credit.

90731114_8

Exhibit 10.1

(i)    LC Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender, a fee (the “LC Fee”) for each Letter of Credit equal to the Applicable Margin for Eurodollar Rate Loans in effect at such time times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. LC Fees shall be due and payable on the last Business Day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit (or, with respect to Letters of Credit issued on the Closing Date, commencing on December 30, 2016), on the LC Expiration Date and, if applicable, thereafter on demand. LC Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all LC Fees shall accrue at the Default Rate.
(ii)    Issuance Fees. The Borrower shall pay directly to the LC Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit, at the rate per annum equal to 0.25%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such issuance fee shall be due and payable in arrears on the tenth Business Day after the end of each calendar quarter in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the LC Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6.
(iii)    Other Fees. In addition, the Borrower shall pay directly to the LC Issuing Lender, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(c)    Arranger, Administrative Agent and Lender Fees. The Borrower shall pay to the Arranger and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. All of the foregoing fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

90731114_8

Exhibit 10.1

2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) and Swingline Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the Ordinary Course of Business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to

90731114_8

Exhibit 10.1

the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the

90731114_8

Exhibit 10.1

LC Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the LC Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.
(b)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extensions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(c)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.4(c) are several and not joint or joint and several. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.1, 3.4, 3.5 or 10.4) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

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Exhibit 10.1

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Obligations or Swingline Loans to any assignee or participant, other than an assignment to a Loan Party or any of its Subsidiaries or Affiliates, as to which the provisions of this Section shall apply.
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Cash Collateral.
(a)    Certain Credit Support Events. If (i) the LC Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing, (ii) as of the LC Expiration Date, any LC Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.2(c) or (iv) there shall exist a Defaulting Lender, then within one Business Day (or immediately in the case of the foregoing clause (iii)) following any request by the Administrative Agent or the LC Issuing Lender (with a copy to the Administrative Agent) the Borrower shall provide Cash Collateral in an amount not less than the applicable Minimum Cash Collateral Amount (determined in the case of Cash Collateral provided pursuant to the foregoing clause (iv), after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent for the benefit of the Administrative Agent, the LC Issuing Lender and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the LC Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Cash Collateral Amount,

90731114_8

Exhibit 10.1

the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Sections 2.3, 2.5, 2.6, 2.15 or 8.2 in respect of Letters of Credit shall be applied to the satisfaction of the specific LC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the LC Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and the LC Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definitions of “Required Lenders”, “Required Revolving Credit Lenders”, “Required Term A Loan Lenders” and “Required Term B Loan Lenders”.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts

90731114_8

Exhibit 10.1

owing by such Defaulting Lender to the LC Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the LC Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the LC Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the LC Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or LC Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).

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Exhibit 10.1

(B)    Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.
(C)    With respect to any Commitment Fee or any LC Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the LC Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in subsection (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (B) second, Cash Collateralize the LC Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the LC Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the

90731114_8

Exhibit 10.1

Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the LC Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.16    Incremental Commitments.
(a)    Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Lenders), at any time after the Closing Date, the Borrower may request additional Commitments (each, an “Incremental Commitment” and, collectively, the “Incremental Commitments”); provided that (i) after giving effect to any such addition, the aggregate amount of Incremental Commitments that have been added pursuant to this Section 2.16 after the Closing Date shall not exceed $50,000,000 (it being understood that the advance of the Term B Loans on the Amendment No. 2 Effective Date shall constitute usage of the entire amount of the Incremental Commitments hereunder), (ii) any such addition shall be in an aggregate amount of not less than $10,000,000 or any whole multiple of $1,000,000 in excess thereof (or, in either case, such lesser amount as may be acceptable to the Administrative Agent) and (iii) no more than five such requests shall be permitted during the term of this Agreement. Any loan made in respect of any such Incremental Commitments (each, an “Incremental Loan” and, collectively, the “Incremental Loans”) may be made, at the option of the Borrower, by either (i) increasing the aggregate Revolving Credit Commitments with the same terms (including pricing) as the existing Revolving Credit Facility or (ii) creating a new tranche of terms loans (each an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”).
(b)    Ranking and Other Provisions. The Incremental Term Loans shall (i) rank pari passu in right of payment and in respect of lien priority as to the Collateral with the Loans made under the existing Facilities, (ii) not have a weighted average life to maturity that is shorter than the weighted average life to maturity of the outstanding Term Loans, (iii) not mature earlier than the Maturity Date, (iv) be subject to pricing and fees determined by the Administrative Agent, the applicable Incremental Lenders and the Borrower, and (v) except to the extent otherwise provided

90731114_8

Exhibit 10.1

in this Section 2.16, be subject to the same terms and conditions applicable to the Term Loan Facility; provided that to the extent that any financial maintenance covenant is added for the benefit of the Incremental Lenders, no consent with respect to such covenant shall be required by the Administrative Agent or any existing Lender, so long as such covenant is also added to this Agreement for the benefit of the existing Lenders.
(c)    Notices; Lender Elections. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed summary of terms of the Incremental Commitments. Incremental Commitments may be made by any existing Lender or by any other bank or financial institution that is an Eligible Assignee (each such existing Lender or other bank or financial institution providing Incremental Commitments, an “Incremental Lender”), in each case on terms permitted in this Section and otherwise on terms reasonably acceptable to the Administrative Agent; provided that it is understood and agreed that no existing Lender shall be obligated to provide any Incremental Commitment and each existing Lender may elect or decline to do so in its sole discretion. At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender and each prospective Incremental Lender is requested to respond (which shall in no event be less than 10 Business Days from the date of delivery of such notice to the Lenders (or such shorter period as may be agreed by the Administrative Agent)). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Incremental Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to provide an Incremental Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. Any Eligible Assignee invited to become a Lender pursuant to this Section 2.16 shall do so pursuant to a joinder agreement (or other applicable documentation) in form and substance satisfactory to the Administrative Agent.
(d)    Incremental Commitment Amendment. Incremental Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the other Loan Parties, each Incremental Lender and the Administrative Agent. An Incremental Commitment Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including incorporating the Incremental Loans and Incremental Commitments into the calculation of “Required Lenders” and related provisions).
(e)    Effective Date and Allocations. If any Incremental Commitments are added in accordance with this Section 2.16, the Administrative Agent and the Borrower shall determine the effective date (each, an “Incremental Effective Date”) and the final allocation thereof. The

90731114_8

Exhibit 10.1

Administrative Agent shall promptly notify the Borrower, the existing Lenders and the Incremental Lenders of the final allocation of such addition and the Incremental Effective Date.
(f)    Conditions to Effectiveness of Increase. The effectiveness of any Incremental Commitment Amendment shall, unless otherwise agreed to by the Administrative Agent and each Incremental Lender, be subject to the satisfaction on the Incremental Effective Date of each of the following conditions:
(i)    Bring-down of Representations and Warranties. The representations and warranties of the Loan Parties contained in Article V and of each Loan Party contained in each other Loan Document shall be true and correct in all material respects (or, in the case of any such representation and warranty that is subject to materiality or Material Adverse Effect qualifications, in all respects) on and as of such Incremental Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representation and warranty that is subject to materiality or Material Adverse Effect qualifications, in all respects as of such earlier date.
(ii)    No Default. No Default shall exist as of such Incremental Effective Date, and no Default shall occur on such Incremental Effective Date as a result of making any Credit Extension in connection with the Incremental Commitments or from the application of the proceeds thereof.
(iii)    Pro Forma Calculations. After giving effect to such Incremental Commitment Amendment, all Indebtedness incurred or refinanced in connection therewith, and any Permitted Acquisition consummated in connection therewith, the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.11, assuming, in the case of Incremental Commitments being provided under the Revolving Credit Facility, that such Incremental Commitments and all other Revolving Credit Commitments are fully drawn), calculated on a Pro Forma Basis recomputed as of the last day of the most recently ended fiscal quarter for which Administrative Agent has received a Compliance Certificate.
(iv)    Documentation. The Administrative Agent shall have received each of the following, each dated the applicable Incremental Effective Date (unless otherwise indicated) and each in form and substance satisfactory to the Administrative Agent: (A) the applicable Incremental Commitment Amendment (and such other documents contemplated to be delivered in connection therewith (including amendments to Mortgages and such other Mortgage Support Documents as may be reasonably requested by the Administrative Agent, and (to the extent required under applicable Law) demonstration of Flood Requirement Satisfaction with respect to any owned real property subject to a Mortgage); (B) a certificate of each Loan Party signed by a Senior Officer of such Loan Party certifying and attaching

90731114_8

Exhibit 10.1

the resolutions adopted by the board of directors (or other appropriate governing body) of such Loan Party approving or consenting to the Incremental Commitment Amendment and the Incremental Commitments provided thereby, and in the case of the Borrower, certifying as to the satisfaction of the conditions set forth in the foregoing subsections (i), (ii) and (iii); and (C) a favorable opinion of counsel to the Loan Parties with respect to such matters relating to the Incremental Commitment Amendment and the Loan Parties as the Administrative Agent may reasonably request.
(v)    Payment of Fees and Expenses. The Borrower shall have paid or made arrangements to pay contemporaneously with the effectiveness of the Incremental Commitment Amendment all fees and expenses required to be paid in connection therewith (including all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent)).
(g)    Effect of Incremental Commitment Amendment. On each Incremental Effective Date, (i) each Eligible Assignee which is providing an Incremental Commitment shall become a “Lender” for all purposes of this Agreement and the other Loan Documents, (ii) each Incremental Commitment shall become a “Commitment” hereunder, (iii) each loan provided pursuant to an Incremental Commitment shall be a “Loan” for all purposes of this Agreement and the other Loan Documents and (iv) in the case of any increase of the aggregate Revolving Credit Commitments, the Borrower shall prepay any Revolving Credit Loans outstanding (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.
(h)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.1 to the contrary.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.1    Taxes.
(a)    Defined Terms. For purposes of this Section 3.1, the term “Lender” includes the LC Issuing Lender and the term “applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted

90731114_8

Exhibit 10.1

or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.1, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental

90731114_8

Exhibit 10.1

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(g)(ii)(A), (g)(ii)(B) and (g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable Law or upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable Law or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

90731114_8

Exhibit 10.1

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed,

90731114_8

Exhibit 10.1

together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect

90731114_8

Exhibit 10.1

to such Tax had never been paid. This subsection (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.2    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

90731114_8

Exhibit 10.1

3.3    Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent shall determine that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) the Administrative Agent shall determine that adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (c) the Required Lenders shall determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Eurodollar Rate Loan during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice (which revocation, in the case of the foregoing clause (c), shall be done upon the instruction of the Required Lenders). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.4    Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.4(e)) or the LC Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the LC Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

90731114_8

Exhibit 10.1

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the LC Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the LC Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the LC Issuing Lender or such other Recipient, the Borrower will pay to such Lender, the LC Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the LC Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the LC Issuing Lender determines that any Change in Law affecting such Lender or the LC Issuing Lender or any Lending Office of such Lender or such Lender’s or the LC Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuing Lender’s capital or on the capital of such Lender’s or the LC Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the LC Issuing Lender, to a level below that which such Lender or the LC Issuing Lender or such Lender’s or the LC Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuing Lender’s policies and the policies of such Lender’s or the LC Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the LC Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuing Lender or such Lender’s or the LC Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the LC Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the LC Issuing Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or the LC Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the LC Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Lender’s or the LC Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the LC Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine

90731114_8

Exhibit 10.1

months prior to the date that such Lender or the LC Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.5    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan (other than a Base Rate Loan or a Swingline Loan) on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan or a Swingline Loan) on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.6;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

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Exhibit 10.1

3.6    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender or the LC Issuing Lender requests compensation under Section 3.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the LC Issuing Lender or any Governmental Authority for the account of any Lender or the LC Issuing Lender pursuant to Section 3.1, then such Lender or the LC Issuing Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the LC Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, and (ii) in each case, would not subject such Lender or the LC Issuing Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the LC Issuing Lender, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the LC Issuing Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1 and 3.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.6(b);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;

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Exhibit 10.1

(iv)    such assignment does not conflict with applicable Law; and
(v)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
3.7    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.1    Conditions of Initial Credit Extensions. The effectiveness of this Agreement and the obligation of each Lender to make its initial Loan hereunder and the obligation of the LC Issuing Lender to issue its initial Letter of Credit hereunder are subject to the satisfaction of the following conditions precedent:
(a)    Documentation. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, each Lender and the LC Issuing Lender, each of the following, duly executed and acknowledged where appropriate by all parties thereto:
(i)    this Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Lender requesting a Term Loan Note, the Guaranty and Security Agreement, the Pledge Agreement and all other Loan Documents required by Administrative Agent and Lenders;
(ii)    a certificate from a Senior Officer of Parent and Borrower certifying (A) that the representations and warranties of each Loan Party contained in Article V and of each Loan Party contained in each other Loan Document are true and correct in all material respects (or, in the case of any such representation and warranty that is subject to materiality or Material Adverse Effect qualifications, in all respects) on and as of the Closing Date, (B) that no Default exists as of the Closing Date, and no Default shall occur on the Closing Date as a result of making any Credit Extension on the Closing Date or from the application of the proceeds thereof, (C) that there has been no event or circumstance since the date of the Baseline Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (D) as to true, correct and

90731114_8

Exhibit 10.1

complete copies of all Subordinated Indebtedness Documents, and (E) after the making of the Loans and the application of the proceeds thereof on the Closing Date, after giving effect to the Arizona Acquisition and the other transactions contemplated hereby, Availability is not less than $22,500,000;
(iii)    a certificate of a Senior Officer of Parent and Borrower (on behalf of each Loan Party) either (A) certifying that attached thereto are true, correct and complete copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the transactions contemplated hereby and the execution, delivery and performance by such Loan Party, and the validity against such Loan Party, of the Loan Documents to which it is a party, and that such consents, licenses and approvals are in full force and effect, or (B) certifying that no such consents, licenses or approvals are so required;
(iv)    a certificate of a Senior Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto are true, correct and complete copies of (A) the Organization Documents of such Loan Party (which, in the case of the articles or certificate of incorporation or formation (or equivalent), shall be certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable), (B) resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (C) certificates as of a recent date of the good standing of such Loan Party under the Laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Administrative Agent, each other jurisdiction where such Loan Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Loan Party has filed required tax returns and owes no delinquent taxes;
(v)    a certificate of the chief financial officer or chief accounting officer of Parent and of the Borrower attesting to the Solvency of (A) the Parent and its Subsidiaries on a consolidated basis, and (B) the Borrower and its Subsidiaries, on a consolidated basis, in each case before and after giving effect to the transactions contemplated hereby on the Closing Date;
(vi)    favorable opinions of counsel to the Loan Parties addressed to the Administrative Agent, the Lenders and the LC Issuing Lender with respect to the Loan Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent, the Lenders and the LC Issuing Lender);

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Exhibit 10.1

(vii)    the final terms and conditions of each aspect of the Arizona Acquisition, including, without limitation, all tax aspects thereof, shall be (a) consistent with the description thereof received by Administrative Agent in writing from or on behalf of the Borrower and (b) otherwise reasonably satisfactory to the Lenders. The Lenders shall be reasonably satisfied with the Purchase Agreement (including all schedules and exhibits thereto), which shall provide for an aggregate purchase price not in excess of $22,000,000 and all other agreements, instruments and documents relating to the Arizona Acquisition. The Purchase Agreement and such other agreements, instruments and documents relating to the Arizona Acquisition shall not be altered, amended or otherwise changed or supplemented, in each case, in any material respect or any material condition therein waived, if such alteration, amendment, change, supplement, or wavier is adverse to the Lenders, without the prior written consent of the Lenders (which consent shall not be unreasonably conditioned, withheld or delayed).
(b)    Personal Property Collateral Matters. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, each of the following:
(i)    all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the personal property Collateral and evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens);
(ii)    (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof, and (B) each original promissory note pledged pursuant to the Guaranty and Security Agreement, together with an undated allonge for each such promissory note duly executed in blank by the holder thereof;
(iii)    such deposit account control agreements and such securities account control agreements required or requested to be delivered to the Administrative Agent on the Closing Date pursuant to the terms of Guaranty and Security Agreement, in each case duly executed by the appropriate parties;
(iv)    the results of lien searches (including as to UCC filings, Intellectual Property filings, judgments, pending litigation, bankruptcy and tax matters) made against each Loan Party, each as of a recent date prior to the Closing Date, indicating among other things that the assets of each Loan Party shall be free and clear of any Lien (except for Permitted Liens) as of the Closing Date; and

90731114_8

Exhibit 10.1

(v)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance and endorsements to policies, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or lender loss payee and mortgagee, as the case may be, under all insurance policies (including flood insurance policies sufficient to meet the Flood Requirement Satisfaction with respect to any owned real property, solely to the extent required under applicable Law) maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral.
(c)    Financial Matters. The Administrative Agent shall have received (A) the Baseline Financial Statements and (B) the unaudited consolidated financial statements of Parent and its Subsidiaries, giving effect to all transactions contemplated hereunder (including the Arizona Acquisition), and forecasts prepared by management of Parent (and including Target and its Subsidiaries), each in form reasonably satisfactory to the Lenders, of balance sheets, income statements and cash flow statements, with the forecasts being prepared on a quarterly basis through December 31, 2018 and on an annual basis for each year thereafter during the term of this Agreement.
(d)    Existing Indebtedness. All existing Indebtedness of the Loan Parties including Indebtedness under the Existing Credit Agreement but excluding Indebtedness permitted pursuant to Section 7.2 shall have been, or concurrently with the closing on the Closing Date will be, repaid in full, all commitments (if any) in respect thereof shall have been, or concurrently with the closing on the Closing Date will be, terminated and all guarantees therefor and security therefor shall have been, or concurrently with the closing on the Closing Date will be, released. The Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination, and release.
(e)    PATRIOT Act, etc. Each Loan Party shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent and the Lenders in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.
(f)    Payment of Fees and Expenses. The Borrower shall have paid, or made arrangements to pay concurrently with the closing on the Closing Date, (i) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 2.9(c) and any other accrued and unpaid fees or commissions due hereunder (including without limitation, under the Fee Letter), (ii) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced one Business Day prior to the Closing Date (or as otherwise agreed by Borrower), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the

90731114_8

Exhibit 10.1

Administrative Agent) and (iii) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
Without limiting the generality of the provisions of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.2    Conditions to All Credit Extensions. The obligation of each Lender to make any Loan hereunder and the obligation of the LC Issuing Lender to issue any Letter of Credit hereunder or extend the expiry date thereof or increase the amount thereof are subject to the satisfaction of the following conditions precedent on the relevant date such Loan is made or such Letter of Credit is issued, extended or increased, as the case may be:
(a)    Bring-down of Representations and Warranties. The representations and warranties of each Loan Party contained in Article V and of each Loan Party contained in each other Loan Document shall be true and correct in all material respects (or, in the case of any such representation and warranty that is subject to materiality or Material Adverse Effect qualifications, in all respects) on and as of the date such Loan is made or such Letter of Credit is issued, extended or increased, as the case may be, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representation and warranty that is subject to materiality or Material Adverse Effect qualifications, in all respects) as of such earlier date.
(b)    No Default. No Default shall exist as of the date such Loan is made or such Letter of Credit is issued, extended or increased, as the case may be, and no Default shall occur on such date as a result of making such Loan or the issuance, extension or increase of such Letter of Credit, as the case may be, or from the application of the proceeds thereof.
(c)    Request for Credit Extension. The Administrative Agent and, if applicable, the LC Issuing Lender or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
The submission by the Borrower of a Request for Credit Extension with respect to a Borrowing or an LC Credit Extension shall be deemed to be a representation and warranty by the Borrower that the conditions set forth in Sections 4.2(a) and (b) will be satisfied on and as of the relevant date such Loan is made or such Letter of Credit is issued, extended or increased, as the case may be, and the making of such Loan or the issuance, extension or increase of such Letter of

90731114_8

Exhibit 10.1

Credit shall be deemed to be a representation and warranty by the Borrower that the conditions set forth in Sections 4.2(a) and (b) are satisfied on and as of such date.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lenders that:
5.1    Existence, Qualification and Power. Each of the Loan Parties and their respective Subsidiaries (a) is duly organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its organization, except that Hermann Drive Surgical Hospital, LP is unable to obtain a statement of Franchise Tax Account Status, obtained through the website of the Office of the Comptroller of Public Accounts of Texas showing that Hermann Drive Surgical Hospital, LP’s right to transact business in Texas is “Active,” (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated thereby and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.2    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any material breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any applicable Law in any material respect.
5.3    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise

90731114_8

Exhibit 10.1

by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) consents or filings under the UCC, (ii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, (iii) the authorizations, approvals, actions, notices and filings listed on Schedule 5.3 of the Disclosure Schedules, all of which have been duly obtained, taken, given or made and are in full force and effect on the Closing Date and as of the Amendment No. 2 Effective Date and (iv) the recording of Mortgages (if any) with the applicable county recording office or register of deeds.
5.4    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
5.5    Financial Statements; No Material Adverse Effect.
(a)    The audited and unaudited financial statements delivered pursuant to Section 4.1(d)(i) or pursuant to Amendment No. 2, or after the Closing Date, the most recent audited and unaudited financial statements delivered pursuant to Section 4.1(d)(i), 6.1(a) or 6.1(b), as the case may be, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements) and as otherwise expressly noted therein, (ii) fairly present the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements) and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness.
(b)    Since December 31, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(c)    The Loan Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 7.2 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 7.21.

90731114_8

Exhibit 10.1

(d)    All financial performance projections delivered to Administrative Agent, including the financial performance projections delivered on or prior to the Closing Date, represent Parent’s best good faith estimate of future financial performance and are based on assumptions believed by Parent to be fair and reasonable in light of current market conditions.
5.6    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary thereof or against any of their respective properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the transactions contemplated hereby, (b) except as specifically disclosed in Schedule 5.6 of the Disclosure Schedules (the “Disclosed Litigation”), would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $3,500,000, and there has been no material adverse change in the status of the Disclosed Litigation, nor any material adverse change in the financial effect on any Loan Party or any Subsidiary thereof as a result of such matters; or (c) seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Amendment No. 2 Effective Date, no Loan Party or any Subsidiary of any Loan Party is the subject of an audit or, to each Loan Party's knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Law the failure to comply with which could reasonably be expected to result in a Material Adverse Effect.
5.7    No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.8    Title to Property; Real Property Matters and Permits. As of the Amendment No. 2 Effective Date, the real property listed on Schedule 5.8 of the Disclosure Schedules constitutes all of the real property that is owned, leased, or subleased by any Loan Party or any of its Subsidiaries. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property and valid and legal title to all of its personal property and assets, in each case necessary or used in the ordinary conduct of its business, in each case free and clear of all Liens other than Permitted Liens. As of the Amendment No. 2 Effective Date, Schedule 5.8 of the Disclosure Schedules also describes any purchase options, rights of first refusal

90731114_8

Exhibit 10.1

or other similar contractual rights pertaining to any real property Collateral. All material Permits required to have been issued or appropriate to enable the real property Collateral to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.
5.9    Environmental Compliance.
(a)    The Loan Parties and their respective Subsidiaries conduct in the Ordinary Course of Business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed on Schedule 5.9 of the Disclosure Schedules, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    (i) None of the properties currently or (to the knowledge of a Loan Party) formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or to the knowledge of a Loan Party formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, (ii) there are no, and to the knowledge of the Loan Parties, never have been, any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons or landfills or dumps in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any Subsidiary thereof, and (iii) to the knowledge of a Loan Party, there is no asbestos or asbestos-containing material on, at or in any property currently owned or operated by any Loan Party or any Subsidiary thereof and (iv) Hazardous Materials have not been released on, at, under or from any property currently or (to the knowledge of a Loan Party) formerly owned or operated by any Loan Party or any Subsidiary thereof in a manner, form or amount in each case, except which could not reasonably be expected to result in a Material Adverse Effect upon the operations, business, assets, liabilities (actual or contingent), or financial condition of Parent and its Subsidiaries taken as a whole, except as set forth on Schedule 5.9 of the Disclosure Schedules.
(c)    Neither any Loan Party nor any Subsidiary thereof is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except to the extent that any such actual or threatened release of Hazardous Materials could not reasonably be expected to have a Material Adverse Effect.

90731114_8

Exhibit 10.1

(d)    All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof are either currently managed or have been disposed of in a manner that could not reasonably be expected to result in a Material Adverse Effect upon, the operations, business, assets, liabilities (actual or contingent), or financial condition of Parent and its Subsidiaries taken as a whole, in each case, except as set forth on Schedule 5.9 of the Disclosure Schedules.
(e)    Except to the extent any such failure could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and their respective Subsidiaries (A) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws, (B) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them, and (C) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits.
(f)    Except to the extent any such failure could not reasonably be expected to have a Material Adverse Effect, to the extent within the control of the Loan Parties and their respective Subsidiaries, each of the Environmental Permits of the Loan Parties and their respective Subsidiaries will be timely renewed and complied with, any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense, and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense
(g)    Neither any Loan Party nor any Subsidiary thereof has received any written notice from any Governmental Authority or any third party alleging any non-compliance with or any potential liability under any Environmental Law or Environmental Permit, except to the extent any such non-compliance or potential liability could not reasonably be expected to have a Material Adverse Effect.
(h)    Neither any Loan Party nor any Subsidiary thereof has assumed or undertaken, whether by contract, operation of law or otherwise, any Environmental Liabilities of any other Person, except to the extent that any such Environmental Liabilities could not reasonably be expected to have a Material Adverse Effect.
(i)    The Loan Parties have made available to the Administrative Agent complete copies of any material environmental reports, studies or similar documents in the custody or control of any Loan Party or any Subsidiary thereof relating to any Loan Party, any Subsidiary, any of their respective properties or the operation of any of their respective businesses and prepared prior to the Amendment No. 2 Effective Date.

90731114_8

Exhibit 10.1

5.10    Tax Matters. Each of the Loan Parties and their respective Subsidiaries has timely filed all income and all other material tax returns and reports required to be filed and has timely paid all income and all material state and other Taxes (in each case whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP; provided that, Hermann Drive Surgical Hospital, LP is unable to obtain a statement of Franchise Tax Account Status, obtained through the website of the Office of the Comptroller of Public Accounts of Texas showing that Hermann Drive Surgical Hospital, LP’s right to transact business in Texas is “Active”. Except as otherwise set forth in Schedule 5.10 of the Disclosure Schedules, there is no material tax assessment proposed in writing or other written claim against, and no material tax audit (except for the tax years 2013 and 2014) with respect to, any Loan Party or any Subsidiary thereof. Neither any Loan Party nor any Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section l.6011-4(b)(2).
5.11    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from Federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan, (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date, (iii) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due

90731114_8

Exhibit 10.1

that are unpaid, (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    Neither any Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Amendment No. 2 Effective Date, those listed on Schedule 5.11(d) of the Disclosure Schedules and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.
5.12    Ownership of Loan Parties and Subsidiaries.
(a)    As of the Amendment No. 2 Effective Date Schedule 5.12(a) of the Disclosure Schedules is a true and complete organizational chart of Parent and all of its Subsidiaries, which the Loan Parties shall update upon notice to Administrative Agent promptly following the completion of any Permitted Acquisition and promptly following the incorporation, organization, or formation of any Subsidiary.
(b)    Schedule 5.12(b) of the Disclosure Schedules lists each Loan Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Loan Party’s chief executive office and principal place of business, in each case as of the Amendment No. 2 Effective Date, and such Schedule 5.12(b) of the Disclosure Schedules also lists all jurisdictions of organization and legal names of such Loan Party for the five years preceding the Amendment No. 2 Effective Date.
(c)    As of the Amendment No. 2 Effective Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12(c) of the Disclosure Schedules, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and, as of the Amendment No. 2 Effective Date, are owned by a Loan Party in the amounts specified on Schedule 5.12(c) of the Disclosure Schedules free and clear of all Liens except those created under the Collateral Documents and Permitted Liens.
5.13    Investment Company Act; Margin Stock.
(a)    None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
(b)    Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board) or extending credit for the purpose of purchasing

90731114_8

Exhibit 10.1

or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of Parent and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.1 or Section 7.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.1(e) will be margin stock.
5.14    Disclosure. No financial statement, report, certificate or other written information furnished in writing by or on behalf of any Loan Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Parent and the Borrower represent and warrant only that such information represents Parent’s best good faith estimate of future financial performance and are based on assumptions believed by Parent to be fair and reasonable in light of current market conditions.
5.15    Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.16    Intellectual Property Matters. Each Loan Party owns or possesses the right to use, all of the Intellectual Property that is necessary for the operation of its business that, without conflict with the rights of any other Person, in each case, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary thereof infringes upon any rights held by any other Person, in each case, except as could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.16 of the Disclosure Schedules, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened or contemplated, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.17    Solvency. Each of the Parent and its Subsidiaries on a consolidated basis, and the Borrower and its Subsidiaries, on a consolidated basis, is Solvent.

90731114_8

Exhibit 10.1

5.18    Casualty, Etc. Each of the Loan Parties and each of their respective Subsidiaries and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Parent or Borrower, to the knowledge of the Loan Parties without investigation, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Loan Parties and, to the extent relevant, owning similar properties in localities where such Person operates. As of the Closing Date a true and complete listing of such insurance, including issuers, coverages, and deductibles, has been provided to the Administrative Agent.
5.19    Anti-Corruption Laws and Sanctions.
(a)    None of (i) any Loan Party, any Subsidiary thereof or, to the knowledge of any Loan Party, any of the respective directors, officers, employees or Affiliates of any Loan Party or any Subsidiary thereof, or (ii) to the knowledge of a Loan Party, any agent or representative of any Loan Party or any Subsidiary thereof that will act in any capacity in connection with, or benefit from, the credit facilities provided hereunder, (A) is a Sanctioned Person, or to the knowledge of a Loan Party, currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries, and to the knowledge of any Loan Party, each director, officer, employee, agent (acting in its capacity as such for such Person) and Affiliate of the Loan Parties and their respective Subsidiaries, is in compliance with all applicable Anti-Corruption Laws.
(b)    No proceeds of any Credit Extension have been used, directly or to the knowledge of a Loan Party, indirectly, by any Loan Party, any Subsidiary thereof or any of the respective directors, officers, employees, affiliates or agents (acting in their capacity as such for such Person) of the foregoing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
5.20    Labor Matters. Except as set forth in Schedule 5.20 of the Disclosure Schedules, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary thereof as of the Amendment No. 2 Effective Date, and neither any Loan Party nor any Subsidiary thereof has suffered any strikes, walkouts, work stoppages, or

90731114_8

Exhibit 10.1

other material labor difficulty within the last five years, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.21    Healthcare Matters.
(a)    Compliance with Health Care Laws. Each Loan Party and each of their respective Subsidiaries is, and at all times during the three calendar years immediately preceding the Closing Date has been, in material compliance with all Health Care Laws and requirements of Third Party Payor Programs and Governmental Payor Programs applicable to it, its assets, business or operations in which a Loan Party or a Subsidiary of any Loan Party participates. No circumstance exists or event has occurred which could reasonably be expected to result in a material violation of any Health Care Law or any requirement of any Third Party Payor Program or Governmental Payor Program in which a Loan Party or a Subsidiary of any Loan Party participates.
(b)    Health Care Permits. Each Loan Party and each of their respective Subsidiaries holds, and at all times during the three calendar years immediately preceding the Closing Date has held, all material Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted (including without limitation, to perform non-emergency surgical procedures and to participate in and obtain reimbursement under all Third Party Payor Programs and Governmental Payor Programs in which such Persons’ participate. All such Health Care Permits are, and at all times during the three calendar years immediately preceding the Closing Date have been, in full force and effect and there is and has been no default under, violation of, or other noncompliance with the terms and conditions of any such Health Care Permit. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification, or non-renewal of any material Health Care Permit. No Governmental Authority has taken, or to the knowledge of any Loan Party intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify, or not renew any material Health Care Permit of any Loan Party or any Subsidiary of any Loan Party. As of the Amendment No. 2 Effective Date, Schedule 5.21 of the Disclosure Schedules sets forth an accurate, complete and current list of all material Health Care Permits, and all Third Party Payor Authorizations for Third Party Payor Programs and Governmental Payor Programs in which any Loan Party or a Subsidiary of any Loan Party participates.
(c)    Reports. All material reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished pursuant to any Health Care Law to any Governmental Authority by any Loan Party or any of its Subsidiaries (i) have been so filed, obtained, maintained or furnished in compliance with such Health Care Law; and (ii) were complete and correct on the date filed in all material respects or were corrected in or supplemented by a timely subsequent filing.

90731114_8

Exhibit 10.1

(d)    Third Party Payor Authorizations. Each Loan Party and each of their respective Subsidiaries holds, and at all times during the three calendar years immediately preceding the Closing Date has held, in full force and effect, all Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs and Governmental Payor Programs in which a Loan Party or a Subsidiary of any Loan Party participates. There is no investigation, audit, claim review, or other action pending, or to the knowledge of any Loan Party, threatened, which could result in a suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Third Party Payor Authorization or result in any Loan Party’s or any of their Subsidiaries’ exclusion from any Third Party Payor Program or Governmental Payor Program in which a Loan Party or a Subsidiary of any Loan Party participates.
(e)    Licensed Personnel. The Licensed Personnel have complied and currently are in compliance with all applicable Health Care Laws, and hold and, at all times that such Persons have been Licensed Personnel of any Loan Party or any Subsidiary of any Loan Party, have held, all professional licenses and other Health Care Permits and all Third Party Payor Authorizations required in the performance of such Licensed Personnel’s duties for such Loan Party or such Subsidiary, and, each such Health Care Permit and Third Party Payor Authorization is in full force and effect and, to the knowledge of each Loan Party, no suspension, revocation, termination, impairment, modification or non-renewal of any such Permit or Third Party Payor Authorization is pending or threatened.
(f)    Accreditation. Each Loan Party and each of their respective Subsidiaries has obtained and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent prudent and customary in the industry in which it is engaged or required by law (including any foreign law or equivalent regulation), except where the failure to have or maintain such accreditation in good standing or imposition of limitation or impairment would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.
(g)    Proceedings; Audits. Except as otherwise provided in Schedule 5.21 of the Disclosure Schedules, there are no pending (or, to the knowledge of any Loan Party, threatened) proceedings against or affecting any Loan Party or any Subsidiary of any Loan Party relating to any actual or alleged non-compliance with any Health Care Law or requirement of any Third Party Payor Program or Governmental Payor Program in which a Loan Party or a Subsidiary of a Loan Party participates that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no facts, circumstances, or conditions that would reasonably be expected to form the basis for any such proceeding against or affecting any Loan Party or any Subsidiary of any Loan Party. There currently exist no restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Health Care Permit of any Loan Party or any Subsidiary of any Loan Party, or any of their participation in any Third Party Payor Program or any Governmental Program in which a Loan Party or a Subsidiary of a Loan Party

90731114_8

Exhibit 10.1

participates. Without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to any Loan Party or any Subsidiary of any Loan Party or their respective operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral (i) has been conducted by or on behalf of any Governmental Authority, or (ii) is scheduled, pending or, to the knowledge of any Loan Party, threatened.
(h)    Overpayments. No Loan Party and no Subsidiary of any Loan Party (i) has retained an overpayment received from, or failed to refund any amount due to, any Third Party Payor (including any Governmental Payor) in violation of any Health Care Law or contract; and (ii) except as set forth on Schedule 5.21 of the Disclosure Schedules, has received written notice of, or has knowledge of, any overpayment or refunds due to any Third Party Payor (including any Governmental Payor) that, if knowingly retained, would violate a Health Care Law or a contract.
(i)    Material Statements. No Loan Party and no Subsidiary of any Loan Party, nor any officer, employee, or director of any Loan Party or any Subsidiary of any Loan Party, has knowingly made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, knowingly failed to disclose a material fact that must be disclosed to any Governmental Authority, or knowingly committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would reasonably be expected to constitute a violation of any Health Care Law.
(j)    Prohibited Transactions. No Loan Party and no Subsidiary of any Loan Party, nor any officer, employee, or director of any Loan Party or any Subsidiary of any Loan Party, directly or indirectly, has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Health Care Law; (ii) given or agreed to give, or is aware that a Loan Party or a Subsidiary of any Loan Party has made or has agreed to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Health Care Law; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make, or is aware that a Loan Party or a Subsidiary of any Loan Party has made or has agreed to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Health Care Law or used or was given for any purpose other than that described in the documents supporting such payment. To the knowledge of each Loan Party, no person has filed or has threatened to file against any Loan Party or any of their

90731114_8

Exhibit 10.1

Affiliates an action under any Federal or state whistleblower statute, including without limitation, under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).
(k)    Exclusion. No Loan Party and no Subsidiary of any Loan Party, nor any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Loan Party or any Subsidiary of any Loan Party, nor any Licensed Personnel of any Loan Party or any Subsidiary of any Loan Party, has been (or, has been threatened to be) (i) excluded from any Third Party Payor Program or any Governmental Payor Program pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to Federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in any Third Party Payor Program or Governmental Payor Program or is listed on the General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any Federal, state or local laws or regulations. Each Loan Party and each Subsidiary of a Loan Party, upon hiring or engagement and once a year thereafter, searches the Office of Inspector General of the United States Department of Health and Human Services’ List of Excluded Individuals/Entities to the extent required by any Health Care Laws or Third Party Payor Program or Governmental Payor Program contracts, to confirm that its Licensed Personnel and other employees, independent contractors, consultants, and any other Persons providing services are not currently excluded, debarred or otherwise ineligible to participate in any Third Party Payor Program or any Governmental Payor Program.
(l)    Corporate Integrity Agreement. No Loan Party and no Subsidiary of any Loan Party, nor any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §1001.1001) in any Loan Party or any Subsidiary of any Loan Party is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws.
(m)    Reimbursement Coding. To the extent any Loan Party or any Subsidiary of any Loan Party provides to its customers or any other Persons reimbursement coding or billing advice, all such advice is and, as applicable, has been, complete and accurate, and conforms to all applicable Health Care Laws.
(n)    HIPAA Compliance.     Each Loan Party and each Subsidiary of each Loan Party (1) is in material compliance with the applicable requirements of HIPAA, including but not limited to

90731114_8

Exhibit 10.1

having written agreements in effect as required by HIPAA with all of its Business Associates (as defined by HIPAA); and (2) is not subject to and, except as set forth in Schedule 5.21(n) of the Disclosure Schedules, would not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process or data breach with regard to HIPAA. When acting as a Business Associate, each Loan Party and each Subsidiary of a Loan Party has in effect agreements that satisfy all of the requirements of HIPAA; such agreements permit the each Loan Party and each Subsidiary of a Loan Party, as applicable, to operate their respective businesses; and no Loan Party or Subsidiary of a Loan Party is in material breach of any such agreements. Each Loan Party and each Subsidiary of each Loan Party has developed and has implemented policies and procedures and training programs to facilitate compliance with HIPAA and have performed a thorough assessment of the potential risks and vulnerabilities to the confidentiality, integrity and availability of electronic Protected Health Information (as defined by HIPAA) held by each Loan Party and each Subsidiary of a Loan Party in accordance with 45 C.F.R. § 164.308(a)(1)(ii)(A). No Loan Party and no Subsidiary of a Loan Party has received notice of complaints or investigations from any Governmental Authority regarding their respective uses or disclosure of individually identifiable health-related information. With regard to individually identifiable health information, each Loan Party and each Subsidiary of a Loan Party has no knowledge of any non-permitted use or disclosure, breach of a Business Associate or confidentiality agreement, security incident (other than immaterial incidents that did not result in a disclosure of Protected Health Information) or breach (each as determined by reference to HIPAA or applicable state law) by, or involving the systems of, any Loan Party or any Subsidiary of a Loan Party or by any employee, contractor, or agent thereof. Each Loan Party and each Subsidiary of a Loan Party is, and at all times has been, in compliance with all applicable Health Care Laws related to reporting to individuals, the media, any Government Authority, or others, as applicable, breaches involving individually identifiable information, data loss, or identity theft.
5.22    Regulated Entities. None of any Loan Party, any Person controlling any Loan Party, or any Subsidiary of any Loan Party, is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.
5.23    Deposit Accounts and Other Accounts. Schedule 5.23 of the Disclosure Schedules lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts as of the Amendment No. 2 Effective Date, and such schedule correctly identifies the name, address and any other relevant contact information reasonably requested by Agent with respect to each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

90731114_8

Exhibit 10.1

5.24    Bonding. Except as set forth in Schedule 5.24 of the Disclosure Schedules, as of the Closing Date, no Loan Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.
5.25    Status of Parent and Holdings.
(a)    Parent does not engage in any business activities and does not own any Collateral other than (i) ownership of the Equity Interests of Holdings and other de minimis assets (including Intellectual Property) associated with its ownership of Holdings, in each case pledged to the Secured Parties under a Collateral Document, (ii) activities and contractual rights incidental to maintenance of its corporate existence, (iii) performance of its obligations under the Loan Documents to which it is a party, (iv) as a tenant under the lease for real property located at 5920 Forest Park Drive, Suite 700, Dallas, Texas 75235, (v) as a tenant under the lease for real property located at 4120 Southwest Freeway, Houston, Texas 77027, (vi) as a party to employment contracts of employees of Parent or the Borrower, (vii) as a party to customary documents in connection with any permitted issuance of Equity Interests or Indebtedness, (viii) as a party to joint venture master agreements with respect to joint ventures in place on the Amendment No. 2 Effective Date (but with respect to which Parent owns no Equity Interests and has no material obligations or liabilities), (ix) Contingent Obligations incurred in the Ordinary Course of Business with respect to operating leases, (x) customary engagements of investment banks, legal counsel, and other service providers, (xi) as party to customary insurance contracts, and (xii) customary contractual obligations and indemnities provided in connection with Acquisitions and other Investments permitted under this Agreement.
(b)    Holdings does not engage in any business activities and does not own any Collateral other than (i) ownership of the Equity Interests of Borrower and other de minimis assets (including Intellectual Property) associated with its ownership of Borrower, in each case pledged to the Secured Parties under a Collateral Document, (ii) activities and contractual rights incidental to maintenance of its corporate existence, (iii) performance of its obligations under the Loan Documents to which it is a party, (iv) as a party to employment contracts of employees of Holdings or the Borrower, (v) Contingent Obligations incurred in the Ordinary Course of Business with respect to operating leases, (vi) customary engagements of investment banks, legal counsel, and other service providers, (vii) as party to customary insurance contracts, and (viii) customary contractual obligations and indemnities provided in connection with Acquisitions and other Investments permitted under this Agreement.
5.26    Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 5.26 of the Disclosure Schedules and except for fees payable to Administrative Agent and Lenders, none of the Loan Parties or any of their respective Subsidiaries has any obligation to any Person as of the Closing Date in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

90731114_8

Exhibit 10.1

5.27    Use of Proceeds. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.11, and are intended to be and shall be used in compliance with Section 7.10.
5.28    Swap Contracts. As of the Amendment No. 2 Effective Date each Swap Contract to which any Loan Party is a party is listed on Schedule 5.28 of the Disclosure Schedules.
ARTICLE VI
AFFIRMATIVE COVENANTS
At all times prior to the Termination Date each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.1, 6.2, 6.3 and 6.11) cause each Subsidiary to:
6.1    Financial Statements. Deliver to the Administrative Agent:
(a)    as soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of Parent and each of its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (except as for a potential going concern qualification as a result of the Obligations being deemed “current liabilities” within one year of the Maturity Date), or any qualification or exception as to the scope of such audit, and certified by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent;
(b)    as soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet of (i) Parent and each its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, (subject only to normal year-end audit adjustments and the absence of footnotes), such consolidated statements to be certified by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and to the

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Exhibit 10.1

effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent and its Subsidiaries;
(c)    as soon as available and in any event no later than thirty (30) days after the last day of each fiscal year of Parent, projections of the Parent (and its Subsidiaries) consolidated and (solely with respect to projected income statements) consolidating financial performance for the forthcoming fiscal year on a month by month basis, together with a management discussion and analysis report, in reasonable detail, signed by the chief financial officer or chief accounting officer of Parent, describing the projected operations and financial condition of the Parent and its Subsidiaries for such periods;
(d)    as soon as available and in any event no later than forty-five (45) days after the last day of each quarter end in the 2017 fiscal year, (i) a comparison, in reasonable detail satisfactory to Administrative Agent, of the consolidated financial performance of Parent (and its Subsidiaries) for the then ended fiscal quarter to quarterly projections for the then ended fiscal quarter (based on the monthly projections delivered by Borrower pursuant to clause (c) above), together with a management discussion and analysis report, in reasonable detail, signed by the chief financial officer or chief accounting officer of Parent and (ii) revised projections of the Parent (and its Subsidiaries) consolidated for the 2017 fiscal year on a quarterly basis including the actual financial performance of Parent (and its Subsidiaries) to date, together with a management discussion and analysis report, in reasonable detail, signed by the chief financial officer or chief accounting officer of Parent, describing the projected operations and financial condition of the Parent and its Subsidiaries for such periods; and
(e)    as soon as practical and in any event no later than forty-five (45) days after the last day of each quarter end, a spreadsheet summarizing payor mix as a percentage of revenue for each surgery center operated by Parent or any of its Subsidiaries.
As to any information contained in materials furnished pursuant to Section 6.2(d) or (f), the Borrower shall not be separately required to furnish such information under Section 6.1(a) or (b) or Section 6.2(a)(ii), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.1(a) and (b) or Section 6.2(a)(ii) at the times specified therein.
6.2    Certificates; Other Information. Deliver to the Administrative Agent by electronic transmission which shall forward to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), (i) a duly completed Compliance Certificate certified by a Senior Officer

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Exhibit 10.1

of Parent and Borrower and (ii) a copy of management’s discussion and analysis with respect to such financial statements;
(b)    [RESERVED];
(c)    promptly after any request by the Administrative Agent, a copy of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary thereof, or any audit of any of them;
(d)    promptly after the furnishing thereof, a copy of any statement or report relating to an “event of default” furnished to or by any holder of Indebtedness of any Loan Party or any Subsidiary thereof in excess of $3,500,000 pursuant to the terms of any indenture, loan or credit or similar agreement;
(e)    together with the delivery of financial information required by Section 6.1(a), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries;
(f)    if permitted by applicable confidentiality requirements, promptly after the same are available, a copy of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(g)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(h)    promptly after the written assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any Subsidiary thereof with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in any Mortgage to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;
(i)    promptly, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations

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Exhibit 10.1

(including the PATRIOT Act), as the Administrative Agent or any Lender may from time to time reasonably request;
(j)    promptly, such other information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request; and
(k)    from time to time, if Administrative Agent reasonably determines that obtaining appraisals is necessary in order for Administrative Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, Administrative Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current fair market value of all or any portion of the personal property of any Loan Party or any Subsidiary of any Loan Party and the fair market value or such other value as determined by Administrative Agent or any Lender (for example, replacement cost for purposes of the Flood Requirement Satisfaction) of any collateral of any Loan Party or any Subsidiary of any Loan Party.
Documents required to be delivered pursuant to Section 6.1 or Section 6.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website located at http://investors.nobilishealth.com/investors/overview/default.aspx or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of, or to maintain paper copies of, the documents referred to above and, in any event, shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
6.3    Notices. Promptly (but in no event later than five Business Days after any Senior Officer of any Loan Party obtains knowledge thereof) notify the Administrative Agent (by electronic transmission) of:
(a)    the occurrence of any Default;

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Exhibit 10.1

(b)    any matter that has resulted or could, in the Parent’s commercial judgment, reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a material Contractual Obligation of any Loan Party or any Subsidiary thereof, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary or its respective Collateral thereof, including pursuant to any applicable Environmental Laws or which alleges potential or actual violations of any Health Care Law by any Loan Party or any Subsidiary of any Loan Party or any of its Licensed Personnel;
(c)    the occurrence of any ERISA Event;
(d)    [RESERVED];
(e)    any redesignation of any real property subject to a Mortgage into or out of a special flood hazard area;
(f)    the occurrence of any event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.5(b)(ii), (iii), or (iv) (without giving effect to any reinvestment provisions or thresholds therein);
(g)    any determination by Parent or the Borrower referred to in Section 1.8;
(h)    any labor controversy resulting in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Loan Party or any Subsidiary of any Loan Party, in each case, if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(i)    the creation, establishment or Acquisition of any Subsidiary or the issuance by or to any Loan Party of any Equity Interests (other than issuances by Parent or Holdings of Equity Interests not requiring a mandatory prepayment hereunder), including, for the avoidance of doubt, the issuance (or transfer in lieu of issuance) to any physician of Equity Interests in any Subsidiary; and
(j)    (1) the voluntary disclosure by any Loan Party or any Subsidiary of any Loan Party to the Office of the Inspector General of the United States Department of Health and Human Services or to any Governmental Payor Program (including to any intermediary, carrier or contractor of such Program), of an actual or potential overpayment matter involving the submission of claims to a Governmental Payor in an amount greater than $1,000,000; (2) the voluntary disclosure by any Loan Party or any Subsidiary of any Loan Party to any Third Party Payor Program (not including to any Governmental Payor Program but including to any intermediary, carrier or contractor of such Program), of an actual or potential overpayment matter involving the submission of claims to a Third Party Payor (not including any Governmental Payor) in an amount greater than $2,500,000;

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Exhibit 10.1

(3) that any Loan Party or any Subsidiary of any Loan Party, an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Loan Party or any Subsidiary of any Loan Party: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (4) receipt by any Loan Party or any Subsidiary of any Loan Party of any notice or communication from an accrediting organization that such Person is in danger of losing its accreditation due to a failure to comply with a plan of correction; (5) any validation review, program integrity review or material reimbursement audits related to any Loan Party or any Subsidiary of any Loan Party in connection with any Third Party Payor Program or Governmental Payor Program; (6) any claim by a Governmental Payor Program to recover any alleged overpayments with respect to any receivables, or any notice of any fees of any Loan Party or any Subsidiary of any Loan Party being contested or disputed, in each case, in excess of $1,000,000; (7) any claim by a Third Party Payor Program (not including a Governmental Payor Program) to recover any alleged overpayments with respect to any receivables, or any notice of any fees of any Loan Party or any Subsidiary of any Loan Party being contested or disputed, in each case, in excess of $2,500,000; (8) notice of any material reduction in the level of reimbursement expected to be received with respect to receivables; (9) any allegations of material licensure violations or fraudulent acts or omissions involving any Loan Party or any Subsidiary of any Loan Party, or, to the knowledge of any Loan Party, any Licensed Personnel; (10) the receipt of a subpoena or civil investigative demand by any Loan Party, any Subsidiary of any Loan Party or, to the knowledge of any Loan Party, any Licensed Personnel except to the extent not relating to a Loan Party, a Subsidiary of a Loan Party or Licensed Personnel, (11) the pending or threatened (in writing) imposition of any material fine or penalty by any Governmental Authority under any Health Care Law against any Loan Party or any Subsidiary of any Loan Party, or, to the knowledge of any Loan Party, any Licensed Personnel; (12) any changes in any Health Care Law (including the adoption of a new Health Care Law) known to any Loan Party or any Subsidiary or any Loan Party that would reasonably be expected to have, in the aggregate, a Material Adverse Effect; (13) notice of any Loan Party’s or any of their Subsidiaries’ fees in excess of $1,000,000 being contested or disputed; (14) any pending or threatened revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any Health Care Permit or Third Party Payor Authorization; (15) any non-routine and material inspection of any facility of any Loan Party or any Subsidiary of any Loan Party by or on behalf of any Governmental Authority; and (16) notice of the occurrence of any reportable event as defined in any corporate integrity

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Exhibit 10.1

agreement, corporate compliance agreement or deferred prosecution agreement pursuant to which any Loan Party or any Subsidiary of any Loan Party has to make a submission to any Governmental Authority or other Person under the terms of such agreement, if any.
Each notice pursuant to this Section 6.3 (other than Section 6.3(e), (f), (g), (h) or (i)) shall be accompanied by a statement of a Senior Officer of the Borrower setting forth the details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.4    Payment of Taxes and Other Obligations. Pay and discharge as the same shall become due and payable all income and other material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any Lien in favor of Secured Parties) and adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP trade practices and (b) timely file all income and other material tax returns required to be filed.
6.5    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by the terms of this Agreement (provided that Hermann Drive Surgical Hospital, LP is unable to obtain a statement of Franchise Tax Account Status, obtained through the website of the Office of the Comptroller of Public Accounts of Texas showing that Hermann Drive Surgical Hospital, LP’s right to transact business in Texas is “Active”), (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.6    Maintenance of Property. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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Exhibit 10.1

6.7    Maintenance of Insurance.
(a)    Maintain with financially sound and reputable insurance companies which are not Affiliates of such Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and use commercially reasonable efforts to cause such insurance to (i) provide for not less than 30 days’ (or 10 days’ in the case of non-payment) prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, (ii) in the case of property insurance, name the Administrative Agent for the benefit of the Secured Parties, as mortgagee and/or lender’s loss payee, as applicable, (iii) in the case of liability insurance, name the Administrative Agent for the benefit of the Secured Parties, as additional insured and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.
(b)    Without limiting the foregoing, if any portion of any owned real property is or is to be subject to a Mortgage, comply with the Flood Requirement Satisfaction.
6.8    Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.9    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or Subsidiary of such Loan Party, as the case may be and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or Subsidiary of such Loan Party, as the case may be.
6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and (unless an Event of Default has occurred and is continuing, so long as a representative of the Loan Parties is present) independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the such Loan Party; provided that unless an Event of Default has occurred and is continuing, such visits and inspections shall not, for the Administrative Agent and the Lenders, occur more than once in any twelve consecutive month period; provided, further, that such access may not unreasonably interfere with patient care at a Loan Party or a Loan Party’s Subsidiary’s facility or would reasonably result in the violation of patient privacy at a Loan Party or a Loan Party’s Subsidiary’s facility. Any

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Exhibit 10.1

Lender may accompany the Administrative Agent or its representatives or contractors in connection with any inspection at such Lender’s expense.
6.11    Use of Proceeds. Use the proceeds of the Loans (a) to finance in part the Arizona Acquisition and the Elite Acquisition and to pay all fees and expense in connection therewith, (b) to repay all obligations owing under the Existing Credit Agreement, (c) to pay all fees and expense in connection with this Agreement (including Amendment No. 2) and the related transactions and (d) for general corporate and working capital purposes not in contravention of any Law or of any Loan Document.
6.12    Additional Subsidiaries and Real Property.
(a)    Additional Domestic Subsidiaries. Promptly following the date any Person (other than an Excluded Subsidiary) becomes a Domestic Subsidiary (whether by creation, acquisition or otherwise) and in any event within 45 days after such date (as such time period may be extended by the Administrative Agent in its sole discretion), (i) cause such Person to (A) become a Guarantor by delivering to the Administrative Agent a duly executed joinder to the Guarantee or such other document(s) as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all of its tangible and intangible personal property now owned or hereafter acquired (subject to any exceptions specified in the applicable Collateral Document and other exceptions to be agreed at such time) by such Person by delivering to the Administrative Agent a duly executed joinder to each of the Guaranty and Security Agreement and the Pledge Agreement or such other document(s) as the Administrative Agent shall deem appropriate for such purpose, (C) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Administrative Agent and (D) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Administrative Agent and (ii) cause each Loan Party owning Equity Interests in such Subsidiary to deliver to the Administrative Agent (A) a duly executed joinder or supplement to the Pledge Agreement pledging (or evidencing a prior pledge of) 100% of the total Equity Interests owned by a Loan Party in such Subsidiary or such other document(s) as the Administrative Agent shall reasonably deem appropriate for such purpose, together with all original certificates (or equivalent document) evidencing such Equity Interests (if any) and appropriate undated stock or other transfer powers for each such certificate duly executed in blank by the registered owner thereof, if applicable, (B) such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Administrative Agent and (C) such other documents as may be reasonably requested by the Administrative Agent in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(b)    Additional Foreign Subsidiaries. Promptly following the date any Person (other than an Excluded Subsidiary) becomes a First Tier Foreign Subsidiary (whether by creation,

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Exhibit 10.1

acquisition or otherwise) and in any event within 30 days after such date (as such time period may be extended by the Administrative Agent in its sole discretion), cause each Loan Party owning Equity Interests in such Subsidiary to deliver to the Administrative Agent (i) a duly executed joinder or supplement to the Pledge Agreement pledging (or evidencing a prior pledge of) 66% of the total outstanding voting Equity Interests owned by such Loan Party (and 100% of the non-voting Equity Interests owned by such Loan Party) in such Subsidiary or such other document(s) as the Administrative Agent shall reasonably deem appropriate for such purpose, together with all original certificates (or equivalent document) evidencing such Equity Interests (if any) and appropriate undated stock or other transfer powers for each such certificate duly executed in blank by the registered owner thereof (or such other documents consistent with the practices of any relevant foreign jurisdiction), if applicable, (ii) such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Administrative Agent and (iii) such other documents as may be reasonably requested by the Administrative Agent in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(c)    Real Property Collateral. Promptly following the date any real property of any Loan Party becomes Material Real Property (whether by acquisition or otherwise), notify the Administrative Agent in writing thereof and, if requested by the Administrative Agent in its sole discretion, within 90 days after such request (as such time period may be extended by the Administrative Agent in its sole discretion), cause to be delivered to the Administrative Agent a Mortgage and such Mortgage Support Documents as the Administrative Agent may request in connection with granting and perfecting a first priority Lien (subject to Permitted Liens) on such Material Real Property in favor of the Administrative Agent for the benefit of the Secured Parties, securing the Obligations, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that (i) the Administrative Agent shall promptly notify each Lender of any Material Real Property, (ii) in no event shall a Mortgage be provided prior to each Lender confirming compliance with the Flood Requirement Satisfaction, and (iii) at any time there is Material Real Property that is subject to a Mortgage, no MIRE Event shall be consummated prior to each Lender confirming compliance with the Flood Requirement Satisfaction; provided further that the Loan Parties shall only be required to use commercially reasonable efforts to cause a landlord to provide a leasehold mortgage, estoppel letters, non-disturbance agreements, similar agreements and Mortgage Support Documents, for leased real property.
6.13    Compliance with Environmental Laws. (a) Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect,, (b) obtain and renew all Environmental Permits necessary or appropriate for its operations and properties, except where the failure so to obtain or renew could not reasonably be expected to have a Material Adverse Effect, and (c) conduct any investigation, study, sampling and testing, and undertake any

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Exhibit 10.1

cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws; provided that neither any Loan Party nor any Subsidiary thereof shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
6.14    Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party. Furthermore, the Borrower shall cause to be delivered to the Administrative Agent and to the Lenders evidence of compliance with the Flood Requirement Satisfaction (with respect to any owned real property) as is requested by any Lender to permit such Lender to comply with applicable flood regulations.
6.15    Compliance with Anti-Corruption Laws and Sanctions. Conduct its businesses in compliance with all Anti-Corruption Laws and applicable Sanctions and maintain policies and procedures designed to promote and achieve compliance with all Anti-Corruption Laws and applicable Sanctions.
6.16    Compliance with Terms of Leaseholds; Landlord Agreements. Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any Subsidiary is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled and notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably be expected to have a Material Adverse Effect. Unless otherwise agreed by Administrative Agent with respect to any such location, each Loan Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of material leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each

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Exhibit 10.1

location where any Collateral with a value in excess of $1,000,000 is stored or located, which agreement shall be reasonably satisfactory in form and substance to Administrative Agent.
6.17    Material Contracts. In each case to the extent necessary to the operation of its business, (a) perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it and (b) maintain each such Material Contract in full force and effect.
6.18    Cash Management Systems. Each Loan Party shall use commercially reasonable efforts to enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, control agreements with respect to each of its deposit, securities, commodity or similar accounts maintained by such Person (other than (a) any payroll account, any withholding tax account, and any fiduciary account, (b) petty cash accounts, amounts on deposit in which do not exceed $100,000 in the aggregate at any one time, (c) withholding tax and fiduciary accounts, (d) any such account under the control of a Secured Party, and (e) the accounts listed on Schedule 6.18 of the Disclosure Schedules). Each Loan Party shall promptly notify the Administrative Agent of the existence of any account with respect to which the provisions of the foregoing sentence would apply (whether such account is newly created or acquired, or otherwise ceases to be an excluded type of account).
6.19    Compliance with Health Care Laws.
(a)    Without limiting or qualifying Section 6.8 hereof, or any other provision of this Agreement, each Loan Party and each of their respective Subsidiaries will comply with all applicable Health Care Laws relating to the operation of such Person’s business.
(b)    Each Loan Party and each of their respective Subsidiaries shall (i) obtain, maintain and remain in compliance with, and cause each of its Subsidiaries to obtain, maintain and remain in compliance with, and take all necessary action to timely renew, all material Health Care Permits (including, as applicable, Health Care Permits necessary for it to be eligible to receive payment and compensation from and to participate in Medicare, Medicaid or any other Third Party Payor Programs or Governmental Payor Programs in which a Loan Party or a Subsidiary of any Loan Party participates) which are necessary or useful in the proper conduct of its business; (ii) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other Third Party Payor Programs and Governmental Payor Programs in which a Loan Party or a Subsidiary of any Loan Party participates; (iii) use commercially reasonable efforts to cause all Licensed Personnel to comply with all applicable Health Care Laws in the performance of their duties to or for any Loan Party or any Subsidiary of any Loan Party, and to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such

90731114_8

Exhibit 10.1

duties; and (iv) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law.
(c)    Each Loan Party and each of their respective Subsidiaries shall maintain a corporate and health care regulatory compliance program (“CCP”) which addresses the requirements of Health Care Laws, including without limitation HIPAA and includes at least the following components and allows the Administrative Agent and/or any consultants from time to time to review such CCP: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to immediately respond to detected violations of the CCP. Each Loan Party and each of their respective Subsidiaries shall modify such CCPs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws. Upon request, the Administrative Agent (and/or its consultants) shall be permitted to review such CCPs.
6.20    Post-Closing Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, deliver to Administrative Agent or comply with each of the following within the time periods set forth below (subject to any extensions or waivers as may be granted by Administrative Agent in its sole discretion):
(a)    on or prior to 60 days after the Closing Date, use its commercially reasonable efforts to deliver executed joinders to this Agreement, the Guaranty and Security Agreement and the other applicable Loan Documents, together with each other document, instrument and agreement related thereto as required pursuant to Section 6.12 with respect to each of the Subsidiaries set forth on Annex C that was not delivered to Administrative Agent on the Closing Date, in each case in form and substance reasonably acceptable to Administrative Agent;
(b)    on or prior to 60 days after the Closing Date, with respect to each location requested by the Administrative Agent in its sole discretion, use its commercially reasonable efforts to deliver executed landlord agreements or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral, or mortgagee of any owned property with

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Exhibit 10.1

respect to each location where any Collateral is stored or located, each of which agreements shall be reasonably satisfactory in form and substance to Administrative Agent; and
(c)    in the event that any Domestic Subsidiary set forth on Annex E continues to be a Domestic Subsidiary on the date that is 120 days after the Closing Date, comply with Section 6.12 with respect to such Domestic Subsidiary as if it were a newly created or acquired Domestic Subsidiary as of such date; and
(d)    on or prior to 30 days after the Closing Date, deliver to the Administrative Agent all evidence of insurance required by Section 4.1(b)(v) or any other provision of the Loan Documents that was not delivered on or prior to the Closing Date.
ARTICLE VII
NEGATIVE COVENANTS
At all times prior to the Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, and solely in the case of Section 7.15, Parent and Holdings shall not:
7.1    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the Closing Date and described on Schedule 7.1 of the Disclosure Schedules, and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed (and, for the avoidance of doubt, no grant is at any time provided by Parent or any Subsidiary of any class of assets other than the classes of assets granted as of the Closing Date, regardless of the description of collateral contained in any relevant UCC filing set forth on Schedule 7.1), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.2(b), (iii) the direct or any contingent obligor with respect thereto is not changed, (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.2(b) and (v) without limiting the foregoing, in no event shall the aggregate amount of obligations of any nature (whether or not constituting Indebtedness) at any time owing to the secured parties described in part (b) of Schedule 7.1 exceed $500,000;
(c)    Liens for ad valorem property taxes not yet due or Liens for taxes, assessments or governmental charges or levies which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

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Exhibit 10.1

(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the Ordinary Course of Business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)    pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or (with respect to any Plan) the Code;
(f)    deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), governmental contracts, liability to insurance carriers, statutory obligations, stay, customs, surety and appeal bonds, performance and return of money, bonds and other obligations of a like nature incurred in the Ordinary Course of Business;
(g)    zoning restrictions, easements, rights-of-way, minor defects or other irregularities in title, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments not constituting an Event of Default under Section 8.1(h);
(i)    Liens securing Indebtedness permitted under Section 7.2(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) other than with respect to Capitalized Leases and Synthetic Lease Obligations, the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j)    Liens arising from the filing of precautionary UCC financing statements relating to leases permitted by this Agreement;
(k)    Liens on property (i) of any Person which are in existence at the time that such Person becomes a Subsidiary and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Person becoming a Subsidiary, purchase or other acquisition, (B) such Liens are applicable only to specific property, (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other property of any Loan Party or any Subsidiary thereof and (E) the Indebtedness secured by such Liens is permitted under Section 7.2(e) of this Agreement);

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Exhibit 10.1

(l)    any interest or title of a lessor or sublessor under any lease permitted by this Agreement;
(m)    non-exclusive licenses and sublicenses of Intellectual Property rights in the Ordinary Course of Business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Parent and its Subsidiaries;
(n)    Liens in favor of collecting banks arising by operation of law;
(o)    Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
(p)    Liens arising out of consignment or similar arrangements for the sale of goods entered into in the Ordinary Course of Business;
(q)    Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business; and
(r)    other Liens securing liabilities in an aggregate amount not to exceed $1,000,000 at any time outstanding so long as the fair market value of the assets securing such liabilities does not materially exceed the aggregate amount of such liabilities (measured at the time of incurrence thereof).
7.2    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness existing on the Closing Date and described on Schedule 7.2 of the Disclosure Schedules, and any refinancing, refunding, renewal or extension thereof; provided that the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended, and the interest rate applicable to any such refinancing, refunding,

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Exhibit 10.1

renewing or extending Indebtedness does not exceed (in the Borrower’s good faith determination) the then applicable market interest rate;
(c)    Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.1(i); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the sum of (i) $20,000,000 plus (ii) solely with respect to any such Indebtedness assumed in connection with a Permitted Acquisition, an amount equal to ten percent (10%) of Consolidated EBITDAR calculated on a Pro Forma Basis as of the end of the most recent fiscal quarter for which Administrative Agent has received a Compliance Certificate.
(d)    Indebtedness (i) owing under any Swap Contract entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) owing under Cash Management Agreements so long as the aggregate amount of all such Indebtedness under Cash Management Agreement with other than a Secured Party at any one time outstanding shall not exceed $2,500,000;
(e)    Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither any Loan Party nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding amount of such Indebtedness does not exceed $2,500,000 at any time one outstanding plus, in the case of such Indebtedness acquired in connection with a Permitted Acquisition, the Indebtedness permitted under Section 7.2(c);
(f)    unsecured intercompany Indebtedness (i) owed by any Loan Party (other than Holdings or Parent) to another Loan Party (other than Holdings or Parent), (ii) owed by any Loan Party (other than Holdings or Parent) to any Non-Guarantor Subsidiary so long as such Indebtedness is subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent), (iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary and (iv) owed by any Non-Guarantor Subsidiary to any Loan Party (other than Holdings or Parent) to the extent permitted pursuant to Section 7.3(c)(v);
(g)    Subordinated Indebtedness so long as such Indebtedness is subject to a Subordination Agreement;

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Exhibit 10.1

(h)    Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the Ordinary Course of Business, and reimbursement obligations in respect of any of the foregoing;
(i)    Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.21;
(j)    Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business;
(k)    Guarantees made by a Loan Party or a Subsidiary of a Loan Party with respect to Indebtedness permitted pursuant to the foregoing clauses (a) through (j); and
(l)    other unsecured Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time one outstanding.
7.3    Investments. Make or hold any Investments, except:
(a)    Investments held in the form of cash or items that qualified as Cash Equivalents at the time of the making of such Investments;
(b)    loans and advances to officers, directors and employees of any Loan Party or any Subsidiary thereof in an aggregate amount not to exceed $500,000 at any time, for travel, entertainment, relocation and other ordinary business purposes;
(c)    (i) Investments in Subsidiaries and other Persons existing on the Closing Date and (other than Investments in the form of cash and Cash Equivalent Investments permitted under Section 7.3(a)) described on Schedule 7.3 of the Disclosure Schedules, (ii) Investments made after the Closing Date by any Loan Party in any other Loan Party, including any non-wholly-owned Loan Party (but, in the case of Investments made in Holdings or the Parent, only if otherwise permitted under this Agreement), (iii) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary, (iv) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any Loan Party, and (v) Investments made after the Closing Date by any Loan Party in any Non-Guarantor Subsidiary in an aggregate amount at any time not to exceed $3,500,000; provided that any Investment in the form of loans or advances made by any Loan Party to any Non-Guarantor Subsidiary pursuant to this clause (v), if, evidenced by a note or instrument, shall be in form reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent in accordance with the terms of Guaranty and Security Agreement; provided further that solely for purposes of determining the amount of Investments outstanding as of any date, (x) the aggregate amount of capital contributions made in a Person shall be reduced by the aggregate amount of distributions or dividends paid by such Person to the owner of its Equity Interests since the date the initial capital contributions were made and (y) the aggregate

90731114_8

Exhibit 10.1

amount of credit extensions made to a Person shall be reduced by the amount of principal repayments made on such credit extensions.
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)    Guarantees permitted by Section 7.2;
(f)    Investments by Borrower or any Subsidiary thereof in the form of Permitted Acquisitions, provided that the aggregate amount of Permitted Acquisition Consideration paid after the Amendment No. 2 Effective Date for assets that are not (after giving effect to such Acquisition) owned by a Guarantor and for entities that become Subsidiaries that are not required to become Guarantors pursuant to Section 6.12 shall not exceed $20,000,000;
(g)    Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.5(i);
(h)    Investments acquired in connection with the settlement of delinquent accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;
(i)    Investments comprised of Contingent Obligations permitted by Section 7.21;
(j)    Investments consisting of non-cash loans made by Parent or Holdings to officers, directors and employees of a Loan Party or a wholly-owned Subsidiary which are used by such Persons to purchase Equity Interests of Parent or Holdings, respectively;
(k)    provided that no Event of Default is continuing before or would result therefrom, after giving effect thereto, Investments in joint ventures (non-Subsidiaries) in a line of business that would comply with Section 7.7 not to exceed $5,000,000 in the aggregate at any time outstanding; provided that solely for purposes of determining the amount of Investments outstanding as of any date, (x) the aggregate amount of capital contributions made in a Person shall be reduced by the aggregate amount of distributions or dividends paid by such Person to the owner of its equity since the date the initial capital contributions were made and (y) the aggregate amount of credit extensions made to a Person shall be reduced by the amount of principal repayments made on such credit extensions;
(l)    Investments in Nobilis Health Networks, Inc. and its Subsidiaries, which in the aggregate will not exceed $3,000,000 at any time outstanding;
(m)    Investments in Swap Contracts permitted under Section 7.2; and

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Exhibit 10.1

(n)    other Investments not exceeding $1,000,000 in the aggregate at any time; provided that before and immediately after giving effect to such Investment, no Event of Default has occurred and is continuing.
7.4    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)    any Subsidiary may merge or consolidate with or into (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that (A) when any Loan Party is merging with a Non-Guarantor Subsidiary, such Loan Party shall be the continuing or surviving Person and (B) when any wholly-owned Subsidiary is merging with a non-wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;
(b)    any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party (other than Holdings or Parent);
(c)    any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Loan Party (other than Holdings or Parent), another Non-Guarantor Subsidiary, or any Person any Equity Interests of which are held by any Loan Party or any Subsidiary of any Loan Party; provided that the amount paid by any Loan Party in connection with such Disposition shall not exceed the fair market value of the assets purchased in such Disposition as determined by the board of directors (or other equivalent governing body) of such Loan Party in good faith;
(d)    Dispositions of inventory in the Ordinary Course of Business;
(e)    so long as no Default exists or would result therefrom, in connection with any Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Guarantor (other than Parent or Holdings) is a party, such Guarantor (other than Parent or Holdings) is the surviving Person; and
(f)    any Subsidiary that is inactive and has no material assets may dissolve or be dissolved by the owner of its Equity Interests.
7.5    Dispositions. Make any Disposition, except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business;

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Exhibit 10.1

(b)    Dispositions of inventory in the Ordinary Course of Business;
(c)    non-exclusive licenses and sublicenses of Intellectual Property rights in the Ordinary Course of Business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Parent and its Subsidiaries;
(d)    leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the Ordinary Course of Business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Parent or any of its Subsidiaries;
(e)    the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the Ordinary Course of Business and not undertaken as part of an accounts receivable financing transaction;
(f)    Dispositions of Investments in cash and Cash Equivalents;
(g)    Dispositions of property by (i) any Loan Party to any other Loan Party (other than Parent or Holdings), (ii) any Non-Guarantor Subsidiary to any Loan Party (other than Parent or Holdings); provided that the amount paid by any Loan Party in connection with such Disposition shall not exceed the fair market value of the assets purchased in such Disposition as determined by the board of directors (or other equivalent governing body), or by an officer or director, of such Loan Party in good faith and (iii) any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary or any Person any Equity Interests of which are held by a Loan Party or any Subsidiary of any Loan Party;
(h)    Dispositions permitted by Section 7.3 and/or Section 7.4;
(i)    Dispositions not otherwise permitted under this Section 7.5; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of assets Disposed of in reliance on this clause in any fiscal year shall not exceed $5,000,000, (iii) such Disposition shall be for fair market value as determined by the board of directors (or other equivalent governing body), or by an officer or director, of such Person in good faith, and (iv) the Net Cash Proceeds of such Disposition shall be applied in accordance with Section 2.5(b)(ii); and
(j)    Permitted Physician Equity Transfers, so long as the Net Cash Proceeds of thereof shall be applied in accordance with Section 2.5(b)(ii).
7.6    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

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Exhibit 10.1

(a)    (i) any wholly-owned Subsidiary of the Borrower may declare and make Restricted Payments to the Borrower or any other Subsidiary of the Borrower that owns a direct Equity Interest in such wholly-owned Subsidiary; (ii) any non-wholly-owned Subsidiary of the Borrower may declare and make Restricted Payments to any Loan Party and any other Person (other than a Subsidiary) that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and (iii) any non-wholly-owned Subsidiary of the Borrower may declare and make Restricted Payments to any Subsidiary that is not a Loan Party and to any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; provided that the aggregate amount of cash dividends that may be paid to non-Loan Parties pursuant to this clause (iii) in any period of twelve consecutive months shall not exceed an amount equal to ten percent (10%) of Consolidated EBITDAR calculated as of the end of the most recent fiscal quarter for which Administrative Agent has received a Compliance Certificate;
(b)    Parent, Holdings, the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)    Parent, Holdings, the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;
(d)    so long as in each case (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving effect to such Restricted Payment and all Indebtedness incurred in connection therewith, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.11, calculated on a Pro Forma Basis pursuant to Section 1.3(c), Parent and its Subsidiaries may declare and make other Restricted Payments in an aggregate amount during any fiscal year not to exceed:
(i)    $3,000,000 if at the time of making such Restricted Payment, the Consolidated Leverage Ratio, calculated on a Pro Forma Basis pursuant to Section 1.3(c), is greater than or equal to 3.00 to 1.00;
(ii)    $6,000,000 if at the time of making such Restricted Payment, the Consolidated Leverage Ratio, calculated on a Pro Forma Basis pursuant to Section 1.3(c), is less than 3.00 to 1.00 but greater than or equal to 2.00 to 1.00; or
(iii)    $12,000,000 if at the time of making such Restricted Payment, the Consolidated Leverage Ratio, calculated on a Pro Forma Basis pursuant to Section 1.3(c), is less than 2.00 to 1.00;

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Exhibit 10.1

(e)    the Borrower may declare and pay cash dividends to Holdings not to exceed an amount necessary to permit each of Holdings and Parent to pay (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties), (ii) compensation, benefits and other amounts payable to officers and employees in connection with their employment in the Ordinary Course of Business , (iii) fees, cost and expenses of board members, and (iv) franchise fees or similar taxes and fees required to maintain its corporate existence;
(f)    Holdings may declare and pay cash dividends to Parent not to exceed an amount necessary to permit Parent to pay (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties), (ii) compensation, benefits and other amounts payable to officers and employees in connection with their employment in the Ordinary Course of Business, (iii) fees, cost and expenses of board members, and (iv) franchise fees or similar taxes and fees required to maintain its corporate existence;
(g)    the Borrower may make Permitted Tax Distributions to Holdings and Holdings may make Permitted Tax Distributions to Parent;
(h)    the payment of reasonable compensation to officers and employees for actual services rendered to the Loan Parties and their Subsidiaries in the Ordinary Course of Business;
(i)    the payment of ordinary course directors’ fees (excluding compensation in the form of the Parent’s Equity Interests) and reimbursement of reasonable and documented actual out-of-pocket expenses incurred in connection with attending board of director meetings; and
(j)    Restricted Payments made to redeem from officers, directors, employees and any Person that has been issued or sold Equity Interests in connection with a Permitted Physician Equity Transfer, Equity Interests; provided that (i) no Default has occurred and is continuing or would arise as a result of such Restricted Payment and (ii) the aggregate Restricted Payments made pursuant to this clause shall not exceed $2,000,000 in the aggregate over the term of this Agreement.
7.7    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably complementary, related or incidental thereto.
7.8    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the Ordinary Course of Business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i)

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Exhibit 10.1

transactions between or among the Loan Parties and (ii) any transaction expressly permitted in this Agreement.
7.9    Burdensome Agreements. Except for any agreement in effect (A) on the Closing Date and set forth on Schedule 7.9 of the Disclosure Schedules, (B) at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, or (C) in connection with the Disposition of a Subsidiary, enter into or permit to exist any Contractual Obligation (other than any Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any other Loan Party or to otherwise transfer property to or invest in the Borrower or any other Loan Party, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.2(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
7.10    Use of Proceeds.
(a)    Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
(b)    Use the proceeds of any Credit Extension, whether directly or indirectly, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
7.11    Financial Covenants.
(a)    Consolidated Leverage Ratio.     The Loan Parties shall not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter (starting with the fiscal quarter ending on September 30, 2016) as set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

90731114_8

Exhibit 10.1

Measurement Period	Maximum Consolidated Leverage Ratio
September 30, 2016 through and including September 30, 2017	3.75 to 1.00
December 31, 2017 through and including September 30, 2018	4.00 to 1.00
December 31, 2018 through and including September 30, 2019	3.75 to 1.00
December 31, 2019 and the last day of each fiscal quarter thereafter	3.50 to 1.00

Notwithstanding the covenant levels set forth in above, at the election of the Borrower given in writing to the Administrative Agent in connection with a Material Acquisition, commencing with the fiscal quarter during which such Material Acquisition is consummated, the Consolidated Leverage Ratio shall be subject to a covenant adjustment (“Covenant Holiday”).  If so elected, (i) the maximum Consolidated Leverage Ratio during the Covenant Holiday shall be equal to the lesser of (x) 4.00 to 1.00 and (y) the applicable requirement set forth above plus 0.25, (ii) the period of each Covenant Holiday shall last no longer than three fiscal quarters (or such shorter period as Borrower may request), (iii) there shall be at least one fiscal quarter between Covenant Holidays, and (iv) there shall be no more than two Covenant Holidays during the term of this Agreement.  After the period of each Covenant Holiday, the maximum permitted Consolidated Leverage Ratio shall be as set forth in the table above.

(b)    Consolidated Fixed Charge Coverage Ratios. The Loan Parties shall not permit:
(i)    the Consolidated Modified Fixed Charge Coverage Ratio as of the last day of any fiscal quarter (starting with the fiscal quarter ending on September 30, 2016) as set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Measurement Period	Minimum Consolidated Modified Fixed Charge Coverage Ratio
September 30, 2016 through and including June 30, 2017	1.15 to 1.00
September 30, 2017 through and including December 31, 2018	1.25 to 1.00
March 31, 2019 through and including December 31, 2019	1.30 to 1.00
March 31, 2020 and the last day of each fiscal quarter thereafter	1.35 to 1.00

or

90731114_8

Exhibit 10.1

(ii)    the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter (starting with the fiscal quarter ending on September 30, 2016) as set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Measurement Period	Minimum Consolidated Fixed Charge Coverage Ratio
September 30, 2016 through and including June 30, 2017	1.15 to 1.00
September 30, 2017 through and including December 31, 2017	1.25 to 1.00
March 31, 2018 through and including December 31, 2019	1.10 to 1.00
March 31, 2020 and the last day of each fiscal quarter thereafter	1.35 to 1.00

7.12    Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the Ordinary Course of Business.
7.13    Amendments of Organization Documents. Amend any of its Organization Documents in any manner materially adverse to the rights or interests of the Administrative Agent or any Lender.
7.14    Payments and Modifications of Subordinated Indebtedness.
(a)    Prepay, redeem, repurchase or otherwise acquire for value any Subordinated Indebtedness, or make any principal, interest, or other payments on any Subordinated Indebtedness, in each case, other than as expressly permitted by the Subordination Agreement applicable thereto.
(b)    Amend, modify, or change in any manner any term or condition of any Subordinated Indebtedness Documents other than as permitted by the Subordination Agreement applicable thereto.
7.15    Holding Company Status.
(a)    In the case of Holdings, engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Borrower, (ii) as a tenant under the lease for real property located at 5920 Forest Park Drive, Suite 700, Dallas, Texas 75235 (iii) maintaining its corporate existence, (iv) participating in tax, accounting and other administrative activities (including being a party to employment contracts of employees of Holdings or the Borrower) as the parent of the consolidated group of companies, including the Loan Parties, (v) the execution and delivery of the Loan Documents to which it is a party, the performance of its obligations thereunder and the activities expressly permitted thereby, (vi) incurring Contingent Obligations in the Ordinary Course of

90731114_8

Exhibit 10.1

Business with respect to operating leases, (vii) entering into customary engagements with investment banks, legal counsel, and other service providers, (viii) as party to customary insurance contracts, (ix) as party to customary contractual obligations and indemnities provided in connection with Acquisitions and other Investments permitted under this Agreement, and (x) activities incidental to the businesses or activities described in the foregoing clauses (i) through (ix).
(b)    In the case of Parent, engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in Holdings, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities (including being a party to employment contracts of employees of Parent or the Borrower) as the parent of the consolidated group of companies, including the Loan Parties, (iv) the execution and delivery of the Loan Documents to which it is a party, the performance of its obligations thereunder and the activities expressly permitted thereby, (v) incurring Contingent Obligations in the Ordinary Course of Business with respect to operating leases, (vi) entering into customary engagements with investment banks, legal counsel, and other service providers, (vii) as party to customary insurance contracts, (viii) as party to customary contractual obligations and indemnities provided in connection with Acquisitions and other Investments permitted under this Agreement, and (ix) activities incidental to the businesses or activities described in the foregoing clauses (i) through (viii) (which shall expressly include (x) being a party to customary documents in connection with any permitted issuance of Equity Interests or Indebtedness and (y) being a party to joint venture master agreements with respect to joint ventures in place on the Closing Date (but with respect to which Parent owns no Equity Interests and has no material obligations or liabilities)).
7.16    OFAC; Patriot Act. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 5.19.
7.17    Sale-Leasebacks. Engage in a sale leaseback, synthetic lease, or similar transaction involving any of its assets except as permitted by Section 7.2(c).
7.18    Hazardous Materials. Cause or suffer to exist any Release of any Hazardous Material at, to or from any real property that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Loan Party or any Subsidiary of any Loan Party), in any case, other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.19    Amendments to Material Contracts. Amend, modify, or waive any Material Contract or provision thereof in any respect that would be materially adverse to Administrative Agent or Lenders.

90731114_8

Exhibit 10.1

7.20    Changes in Accounting, Name and Jurisdiction of Organization. (a) Make any significant change in accounting treatment or reporting practices, except as required by GAAP, (b) change the fiscal year or method for determining fiscal quarters of any Loan Party or of any consolidated Subsidiary of any Loan Party, (c) change its name as it appears in official filings in its jurisdiction of organization, or (d) change its jurisdiction of organization, in the case of clauses (c) and (d), without at least 20 days’ prior written notice to Administrative Agent and the acknowledgement (within a reasonable timeframe) of Administrative Agent that all actions required by Administrative Agent, including those to continue the perfection of its Liens, have been completed.
7.21    Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:
(a)    endorsements for collection or deposit in the Ordinary Course of Business;
(b)    Swap Contracts permitted by Section 7.2(d);
(c)    Contingent Obligations of the Loan Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 7.21 of the Disclosure Schedules, including extensions and renewals thereof which do not increase the principal amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Loan Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;
(d)    Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Administrative Agent title insurance policies;
(e)    Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under Section 7.5(i);
(f)    Contingent Obligations arising under Letters of Credit;
(g)    Contingent Obligations arising under Guarantees made in the Ordinary Course of Business of obligations of any Loan Party (other than Parent or Holdings) which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such Guarantee shall be subordinated to the same extent;
(h)    Contingent Obligations incurred in the Ordinary Course of Business with respect to (A) surety and appeals bonds, performance bonds and other similar obligations, and (B) operating leases;

90731114_8

Exhibit 10.1

(i)    other Contingent Obligations not exceeding $500,000 in the aggregate at any time outstanding; and
(j)    Contingent Obligations arising under Guarantees other than those described in clause (g) in an aggregate amount not to exceed $500,000.
ARTICLE VIII
DEFAULT AND REMEDIES
8.1    Events of Default. Each of the following shall constitute an Event of Default:
(a)    Non-Payment. Any Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any LC Obligation, (ii) deposit when and as required to be deposited herein, any funds as Cash Collateral in respect of LC Obligations, (iii) pay within three days after the same becomes due, any interest on any Loan or on any LC Obligation, or any fee due hereunder or (iv) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document.
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2, 6.3, 6.5, 6.10, 6.11, 6.12, 6.14, or Article VII.
(c)    Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.1(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days.
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, in the case of any such representation, warranty, certification or statement of fact that is subject to materiality or Material Adverse Effect qualifications, in any respect) when made or deemed made.
(e)    Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $3,500,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in either case the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf

90731114_8

Exhibit 10.1

of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $3,500,000.
(f)    Voluntary Bankruptcy Proceeding. Any Loan Party or any Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability or fails generally to pay its debts as they become due, or (vi) make a general assignment for the benefit of creditors.
(g)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Loan Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Loan Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of 60 consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Federal bankruptcy Laws) shall be entered.
(h)    Judgments. There is entered against any Loan Party or any Subsidiary thereof one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $3,500,000 (to the extent not covered by independent third-party insurance, that has been notified of the potential claim and does not dispute coverage) and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $3,500,000,

90731114_8

Exhibit 10.1

or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $3,500,000.
(j)    Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect, (ii) any Loan Party or any other Subsidiary contests in any manner the validity or enforceability of any provision of any Loan Document or (iii) any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document, in each case except in accordance with its terms.
(k)    Change of Control. There occurs any Change of Control.
(l)    Collateral Documents. Any Collateral Document after delivery thereof (whether pursuant to Section 4.1, Section 6.12 or otherwise under the Loan Documents) shall for any reason (other than pursuant to the terms thereof or as expressly permitted thereby) cease to create a valid and perfected lien with the priority contemplated by the Collateral Documents on and security interest in the Collateral purported to be covered thereby or any Loan Party shall so assert such invalidity or lack of perfection or priority, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent (i) to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents, (ii) to file Uniform Commercial Code continuation statements or (iii) do such other acts as are necessary to continue such perfection (so long as the Loan Parties are in compliance with Section 6.14).
(m)    Subordination. (i) Any subordination provision of the Subordinated Indebtedness Documents ceases to be in full force and effect, or (ii) any Loan Party or any other Person contests in any manner (A) the validity or enforceability of any such provision, (B) that such provisions exist for the benefit of the Administrative Agent and the other Secured Parties or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of such provisions.
(n)     Material Contracts. Any default or breach by any Loan Party or any Subsidiary of any Loan Party occurs and is continuing under any Material Contract that results in the termination of such Material Contract unless the Borrower or a Loan Party enters into another contract providing similar services within 60 days after termination.
(o)    Healthcare Matters. There shall occur any final and non-appealable revocation, suspension, termination, rescission, non-renewal or forfeiture or any similar final administrative action with respect to one or more Health Care Permits, Third Party Payor Programs, Governmental Payor Programs, or Third Party Payor Authorizations, to the extent that the Loan Parties and their

90731114_8

Exhibit 10.1

Subsidiaries derived revenues (individually or in the aggregate) from such Health Care Permits, Third Party Payor Programs, Governmental Payor Programs and/or Third Party Payor Authorizations, in an aggregate amount in excess of $3,500,000 for the most recently completed period of four consecutive fiscal quarters of Parent prior to such revocation, suspension, termination, rescission, non-renewal, forfeiture or administrative action, as applicable.
(p)    Franchise Tax Status of Hermann Drive Surgical Hospital, LP. Any inability of Hermann Drive Surgical Hospital, LP’s to obtain a statement of Franchise Tax Account Status through the website of the Office of the Comptroller of Public Accounts of Texas showing that Hermann Drive Surgical Hospital, LP’s right to transact business in Texas is “Active” shall result in a material adverse effect on the business, financial condition or operations, in each case, of the Parent and its Subsidiaries on a consolidated basis.
8.2    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the LC Issuing Lender to make LC Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the LC Obligations (in an amount equal to the Minimum Cash Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the LC Issuing Lender all rights and remedies available to it, the Lenders and the LC Issuing Lender under the Loan Documents;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the LC Issuing Lender to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations

90731114_8

Exhibit 10.1

have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and LC Fees) payable to the Lenders and the LC Issuing Lender under the Loan Documents (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuing Lender and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid LC Fees and interest on the Loans, LC Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the LC Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Borrowings and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, and to the to the Administrative Agent for the account of the LC Issuing Lenders, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.3 and 2.14, in each case ratably among the Lenders, the LC Issuing Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable Law.
Subject to Sections 2.3(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting

90731114_8

Exhibit 10.1

documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
ADMINISTRATIVE AGENT
9.1    Appointment and Authority.
(a)    Each of the Lenders and the LC Issuing Lender hereby irrevocably appoints Compass Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuing Lender, and neither any Loan Party nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the LC Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the LC Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.4(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise

90731114_8

Exhibit 10.1

the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.3    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have

90731114_8

Exhibit 10.1

knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the LC Issuing Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in, or in connection with, this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for in this Agreement as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that

90731114_8

Exhibit 10.1

the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.6    Resignation or Removal of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the LC Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the LC Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than

90731114_8

Exhibit 10.1

as provided in Section 3.1(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by, or removal of, Compass Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuing Lender and Swingline Lender and the provisions of Sections 2.3(g) and 2.4(g) shall apply.
9.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the LC Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the arranger(s), bookrunner(s), syndication agent(s) or documentation agent(s) listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC Issuing Lender hereunder.
9.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

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Exhibit 10.1

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuing Lender and the Administrative Agent under Sections 2.9 and 10.4) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.4.
9.10    Credit Bidding.
(a)    The Administrative Agent, on behalf of the Secured Parties, shall have the right, at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent or otherwise under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent or otherwise (whether by judicial action or otherwise) in accordance with applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of the Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle, including any disposition of the assets of Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the

90731114_8

Exhibit 10.1

termination of this Agreement and without giving effect to the limitations on actions of the Required Lenders in Section 10.1.
(b)    Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
9.11    Collateral and Guaranty Matters.
(a)    The Lenders (including in their respective capacities as a potential Cash Management Bank and a potential Hedge Bank) and the LC Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion, to:
(i)    release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon the occurrence of the Termination Date, (B) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party or (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;
(ii)    subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(i); and
(iii)    release any Guarantor from its obligations under any Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 9.11.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

90731114_8

Exhibit 10.1

9.12    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.3, the Guaranty and Security Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty and Security Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE X
MISCELLANEOUS
10.1    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.1 or, in the case of the initial Credit Extension, Section 4.2, without the written consent of each Lender;
(b)    without limiting the generality of clause (a) above, waive any condition set forth in Section 4.2 as to any Credit Extension under a particular Facility, without the written consent of (i) if such Facility is the Term A Loan Facility, the Required Term A Loan Lenders, (ii) if such Facility is the Term B Loan Facility, the Required Term B Loan Lenders, and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Credit Lenders;
(c)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2), without the written consent of such Lender;
(d)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document, without the written consent of each Lender entitled to such payment;

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Exhibit 10.1

(e)    reduce the principal of, or the rate of interest specified herein on, any Loan or LC Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder, without the written consent of each Lender entitled to such amount; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or LC Fees at the Default Rate;
(f)    change (i) Sections 2.13 or 8.3 or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.5(b) or 2.6(c), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term A Loan Facility, the Required Term A Loan Lenders, (ii) if such Facility is the Term B Loan Facility, the Required Term B Loan Lenders and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Credit Lenders;
(g)    change (i) any provision of this Section 10.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.1(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Credit Lenders”, “Required Term A Loan Lenders” or “Required Term B Loan Lenders,” without the written consent of each Lender under the applicable Facility;
(h)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except to the extent such release is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent acting alone or at the direction of the Required Lenders);
(i)    release (A) any Guarantor from its Guarantee without the written consent of each Lender, except to the extent such release is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent acting alone or at the direction of the Required Lenders) or (B) the Borrower from its obligations as the Borrower hereunder without the written consent of each Lender; or
(j)    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder, without the written consent of (i) if such Facility is the Term A Loan Facility, the Required Term A Loan Lenders, (ii) if such Facility is the Term B Loan

90731114_8

Exhibit 10.1

Facility, the Required Term B Loan Lenders and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Credit Lenders;
provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the LC Issuing Lender in addition to the Lenders required above, affect the rights or duties of the LC Issuing Lender under this Agreement or any LC Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each LC Issuer Document may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended LC Issuer Document shall be promptly delivered to the Administrative Agent upon such amendment or waiver and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
10.2    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, Holdings, or Parent at the address indicated on its respective signature page;

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Exhibit 10.1

(ii)    if to any other Loan Party, care of Borrower at the address indicated on its signature page;
(iii)    if to the Administrative Agent, the LC Issuing Lender or the Swingline Lender, at the address indicated on its signature page; and
(iv)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire for deliveries of documentation that may contain material non-public information.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the LC Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the LC Issuing Lender pursuant to Article II if such Lender or the LC Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent, the Swingline Lender, the LC Issuing Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both of the foregoing clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

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Exhibit 10.1

(c)    Change of Address, Etc. Each Loan Party, the Administrative Agent, the LC Issuing Lender and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the LC Issuing Lender and the Swingline Lender.
(d)    Platform.
(i)    The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger may, but shall not be obligated to, make any materials provided by, or on behalf of, any Loan Party hereunder or under any other Loan Document (collectively, the “Borrower Materials”) available to the Lenders and the LC Issuing Lender by posting the Borrower Materials on the Platform.
(ii)    The Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the LC Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
(iii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Borrower Materials or the Platform and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties

90731114_8

Exhibit 10.1

(collectively, the “Agent Parties”) have any liability to the Borrower, any other Loan Party, any Lender, the LC Issuing Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or any Agent Party’s transmission of communications through the Platform.
(e)    Private Side Designation. Each Public Lender agrees to cause at least one individual at, or on behalf of, such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities Laws.
10.3    No Waiver; Cumulative Remedies; Enforcement.
(a)    No failure by any Lender, the LC Issuing Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under this Agreement and each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
(b)    Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the authority to enforce rights and remedies under this Agreement and the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders and the LC Issuing Lender; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) under this Agreement and the other Loan Documents, (ii) the LC Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as LC Issuing Lender or Swingline Lender, as the case may be) under this Agreement and the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.8 (subject to the terms of Section 2.13) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent under this

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Exhibit 10.1

Agreement and the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (y) in addition to the matters set forth in clauses (i), (ii) and (iii) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.4    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Loan Parties, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the LC Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the LC Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. THE LOAN PARTIES, JOINTLY AND SEVERALLY, SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE LC ISSUING LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), AND SHALL INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM ALL FEES AND TIME CHARGES AND DISBURSEMENTS FOR ATTORNEYS WHO MAY BE EMPLOYEES OF ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON (INCLUDING THE BORROWER OR ANY OTHER LOAN PARTY, WHETHER OR

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Exhibit 10.1

NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE) OTHER THAN SUCH INDEMNITEE AND ITS RELATED PARTIES ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE LC ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED, LEASED OR OPERATED BY ANY LOAN PARTY OR ANY SUBSIDIARY THEREOF, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY LOAN PARTY OR ANY SUBSIDIARY THEREOF OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. THIS SECTION 10.4(B) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the

90731114_8

Exhibit 10.1

Administrative Agent (or any such sub-agent), the LC Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the LC Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Revolving Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the aggregate Revolving Credit Commitments have been reduced to zero as of such time, determined immediately prior to such reduction); and provided further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the LC Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the LC Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(c).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
10.5    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the LC Issuing Lender or any Lender, or the Administrative Agent, the LC Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the

90731114_8

Exhibit 10.1

Administrative Agent, the LC Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and the LC Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the LC Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.6    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.6(b), participations in LC Obligations and in Swingline Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at

90731114_8

Exhibit 10.1

least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably conditioned, withheld, or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the separate credit facilities provided hereunder on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) the Revolving Credit Facility or any unfunded Commitment with respect to any

90731114_8

Exhibit 10.1

Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of the LC Issuing Lender and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the LC Issuing Lender, the Swingline Lender or any other Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with

90731114_8

Exhibit 10.1

the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section (other than a proposed assignment to the Borrower or any of its Subsidiaries or Affiliates or to a natural Person, which, in each case, shall be null and void).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of the entries therein that are directly applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s

90731114_8

Exhibit 10.1

participations in LC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.4(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.1(g) (it being understood that the documentation required under Section 3.1(g) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.4, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner

90731114_8

Exhibit 10.1

of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
10.7    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the LC Issuing Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

90731114_8

Exhibit 10.1

For purposes of this Section, “Information” means all information received from any Loan Party or any of their respective Subsidiaries relating to any Loan Party or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuing Lender on a non-confidential basis prior to disclosure by such Loan Party or such Subsidiary; provided that, in the case of information received from any Loan Party or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.8    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the LC Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Issuing Lender or any such Affiliate to or for the credit or the account of a Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender or the LC Issuing Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the LC Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Lenders and the LC Issuing Lender and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the LC Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuing Lender or their respective Affiliates may have. Each Lender and the LC Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 10.8, if at any time any Lender, the LC Issuing Lender or any of their respective Affiliates maintains one or more deposit accounts for

90731114_8

Exhibit 10.1

any Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.
10.9    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.10    Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VI or VII shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, if before or after giving effect to such transaction or act the Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.
10.11    Governing Law; Jurisdiction; Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the LC Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York county and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the LC Issuing

90731114_8

Exhibit 10.1

Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
10.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.13    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the LC Issuing Lender or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an

90731114_8

Exhibit 10.1

executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
10.14    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Agreement and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.15    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal,

90731114_8

Exhibit 10.1

invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.15, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the LC Issuing Lender or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.16    USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
10.17    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guaranty and Security Agreement and the other Loan Documents in respect of Swap Obligations; provided that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Obligations have been indefeasibly paid in full and all Commitments terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
10.18    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on a Loan Party or any of its Subsidiaries or further restricts the rights of a Loan Party or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

90731114_8

Exhibit 10.1

10.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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